Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

BETTER WORLD ACQUISITION CORP.,

as SPAC,

HDH NEWCO, INC.,
as Pubco,

BWA MERGER SUB, INC.,
as SPAC Merger Sub,

HD MERGER SUB, INC.,
as Company Merger Sub,

HERITAGE DISTILLING HOLDING COMPANY, INC.,
as the Company,

BWA HOLDINGS LLC,
in the capacity as the SPAC Representative,

and

JUSTIN STIEFEL,
in the capacity as the Holder Representative

Dated as of December 9, 2022

i

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30

5.1	Organization and Standing.	30
5.2	Authorization; Binding Agreement.	30
5.3	Capitalization.	31
5.4	Subsidiaries.	32
5.5	Governmental Approvals.	32
5.6	Non-Contravention.	33
5.7	Financial Statements.	33
5.8	Absence of Certain Changes.	35
5.9	Compliance with Laws.	35
5.10	Company Permits.	35
5.11	Litigation.	35
5.12	Material Contracts.	36
5.13	Intellectual Property.	38
5.14	Taxes and Returns.	40
5.15	Real Property.	42
5.16	Personal Property.	42
5.17	Title to and Sufficiency of Assets.	42
5.18	Employee Matters.	43
5.19	Benefit Plans.	44
5.20	Environmental Matters.	46
5.21	Transactions with Related Persons.	47
5.22	Insurance.	47
5.23	Product Warranty and Liability.	48
5.24	Books and Records.	48
5.25	Top Customers and Suppliers.	48
5.26	Certain Business Practices.	48
5.27	Investment Company Act.	49
5.28	Finders and Brokers.	49
5.29	Independent Investigation.	49
5.30	Information Supplied.	49
5.31	No Other Representations.	50

Article VI COVENANTS		50

6.1	Access and Information	50
6.2	Conduct of Business of the Company.	51
6.3	Conduct of Business of SPAC.	54
6.4	Financial Statements.	57
6.5	SPAC Public Filings.	57
6.6	No Solicitation.	58
6.7	No Trading.	59
6.8	Notification of Certain Matters.	59
6.9	Efforts.	59
6.10	Further Assurances.	60
6.11	The Registration Statement.	61
6.12	Required Company Stockholder Approval.	63
6.13	Public Announcements.	63
6.14	Confidential Information.	64
6.15	Documents and Information.	65
6.16	Post-Closing Board of Directors and Executive Officers.	65
6.17	Indemnification of Directors and Officers; Tail Insurance.	65
6.18	Trust Account Proceeds.	66
6.19	Transaction Financing.	66
6.20	Employment Agreements.	67
6.21	Written Consents of Pubco and the Merger Subs.	67
6.22	Restricted Stock Unit Awards.	67
6.23	Other Noteholder Lock-Up Agreements.	67

ii

Article VII CLOSING CONDITIONS		68

7.1	Conditions to Each Party’s Obligations.	68
7.2	Conditions to Obligations of the Company.	69
7.3	Conditions to Obligations of the SPAC Parties.	71
7.4	Frustration of Conditions.	72

Article VIII TERMINATION AND EXPENSES		73

8.1	Termination.	73
8.2	Effect of Termination.	74
8.3	Fees and Expenses.	75

Article IX WAIVERS AND RELEASES		75

9.1	Waiver of Claims Against Trust.	75

Article X MISCELLANEOUS		76

10.1	Survival.	76
10.2	Non-Recourse.	76
10.3	Notices.	77
10.4	Binding Effect; Assignment.	78
10.5	Third Parties.	78
10.6	Arbitration.	79
10.7	Governing Law; Jurisdiction.	79
10.8	WAIVER OF JURY TRIAL.	80
10.9	Specific Performance.	80
10.10	Severability.	80
10.11	Amendment.	80
10.12	Waiver.	80
10.13	Entire Agreement.	81
10.14	Interpretation.	81
10.15	Counterparts.	82
10.16	SPAC Representative.	82
10.17	Holder Representative.	83
10.18	Legal Representation.	85

Article XI DEFINITIONS		86

11.1	Certain Definitions.	86
11.2	Section References.	100

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B-1	Form of Significant Company Holder Lock-Up Agreement
Exhibit B-2	Form of Other Noteholder Lock-Up Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Founder Registration Rights Amendment
Exhibit E	Form of Company Stockholder Registration Rights Agreement
Exhibit F	Form of Stock Escrow Amendment
Exhibit G	Sponsor Earnout Letter
Exhibit H	CVR Funding and Waiver Letter Agreement
Exhibit I	Form of Contribution Agreement
Exhibit J	Form of CVR Agreement

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 9, 2022, by and among (i) Better World Acquisition Corp., a Delaware corporation (together with its successors, “SPAC”), (ii) HDH Newco, Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Pubco”), (iii) BWA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) HD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with SPAC Merger Sub, the “Merger Subs”; and the Merger Subs, collectively with SPAC and Pubco, the “SPAC Parties”), (v) Heritage Distilling Holding Company, Inc., a Delaware corporation (together with its successors, the “Company”), (vi) BWA Holdings LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of SPAC and Pubco (other than the Company Stockholders (as defined below) as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”), and (vii) Justin Stiefel, in the capacity as the representative from and after the Effective Time for the Company Security Holders as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Holder Representative”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, the Company, the SPAC Representative and the Holder Representative are sometimes referred to herein collectively as the “Parties” and each, a “Party”.

RECITALS:

A.  The Company, directly and indirectly through its subsidiaries, engages in the business of distilling craft spirits, including whiskeys, vodkas, gins and rums, for the wholesale market, operating Company-branded retail tasting rooms and collaborating with Native American Indian Tribes on product and retail operations of related activities on their lands;

B.  Pubco is a newly incorporated Delaware corporation that is owned entirely by SPAC, and Pubco owns all of the issued and outstanding equity interests of SPAC Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

C.  Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which, among other things: (i) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger”), and in connection therewith (A) each share of SPAC Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holder thereof to receive, with respect to each share of SPAC Common Stock that is not redeemed or converted in the Closing Redemption (as defined below), one share of Pubco Common Stock (as defined below) and one CVR (as defined below) (subject to the holders of Founder Shares (as defined below) and Representative Shares (as defined below) waiving their right to receive CVRs for such shares pursuant to the CVR Funding and Waiver Letter (as defined below)), and (B) Pubco shall assume all of the outstanding SPAC Warrants (as defined below) and each SPAC Warrant shall become a warrant to purchase the same number of shares of Pubco Common Stock at the same exercise price during the same exercise period and otherwise on the same terms as the SPAC Warrant being assumed; (ii) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”), and in connection therewith, (A) the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive shares of Pubco Common Stock as set forth herein, (B) holders of Company Interim Notes (as defined below) shall receive shares of Pubco Common Stock in accordance with Section 1.14(g), (C) Pubco shall assume all of the outstanding Company Financing/Interim Warrants (as defined below) and each Company Financing/Interim Warrant shall become a warrant to purchase shares of Pubco Common Stock with the number of shares and exercise price thereof adjusted as set forth in Section 1.14(f), (D) each Restricted Stock Unit Award (as defined below) outstanding immediately prior to the Effective Time, as amended in accordance with Section 6.22, shall be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted as set forth in Section 1.14(g), and (E) each Contributed Warrant (as defined below) shall be contributed to Pubco pursuant to the Contribution Agreement and shall be exchanged for a number of shares of Pubco Common Stock as set forth in Section 1.14(h), and (F) all outstanding Company Options and other Company Convertible Securities (as defined below) will be terminated; and (iii) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company;

D.  The board of directors of the Company has (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;

E.  The boards of directors of Pubco, SPAC and the Merger Subs have each (i) determined that the respective Mergers to which they are a party are fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including such Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the applicable Merger;

F.  SPAC has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and the Significant Company Holders;

G.  Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into (i) a Lock-Up Agreement with Pubco, SPAC and the SPAC Representative, the form of which is attached as Exhibit B-1 hereto (each, a “Significant Holder Lock-Up Agreement”), and (ii) a Non-Competition and Non-Solicitation Agreement in favor of Pubco, SPAC, the Company and each of the other Covered Parties (as defined therein), the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (i) and (ii) above shall become effective as of the Effective Time;

H.  Prior to Closing, other holders of Company Interim Notes shall enter into a Lock-Up Agreement with Pubco, SPAC and the SPAC Representative, the form of which is attached as Exhibit B-2 hereto (each, an “Other Noteholder Lock-Up Agreement” and, collectively with the Significant Holder Lock-Up Agreements, the “Lock-Up Agreements”);

I.  Prior to the Closing, Pubco, SPAC and the Sponsor shall enter into an amendment to the Registration Rights Agreement, dated as of November 12, 2020 (the “Founder Registration Rights Agreement”), by and among SPAC, the Sponsor and the IPO Underwriter, the form of which is attached as Exhibit D hereto (the “Founder Registration Rights Amendment”), pursuant to which Pubco shall assume the rights and obligations of SPAC under the Founder Registration Rights Agreement, which Founder Registration Rights Amendment shall become effective as of the Effective Time;

J.  Prior to Closing, Pubco and certain Company Stockholders shall enter into a Registration Rights Agreement, the form of which is attached as Exhibit E hereto (the “Company Stockholder Registration Rights Agreement”), pursuant to which Pubco will agree to register for resale the shares of Pubco Common Stock held by such Company Stockholders following the Closing in accordance with the terms thereof;

K.  Prior to the Closing, Pubco, SPAC, the Sponsor and Continental Stock Transfer & Trust Company shall enter into an amendment to the Stock Escrow Agreement, dated as of November 12, 2020 (the “Stock Escrow Agreement”), by and among SPAC, the Sponsor and Continental Stock Transfer & Trust Company, as escrow agent, the form of which is attached as Exhibit F hereto (the “Stock Escrow Amendment”), pursuant to which Pubco shall assume the rights and obligations of SPAC under the Stock Escrow Agreement, and which agreement shall be amended to reflect the transfers of the Founder Shares as contemplated by this Agreement and the Ancillary Documents, which Stock Escrow Amendment shall become effective as of the Effective Time;

L.  Simultaneously with the execution and delivery of this Agreement, the Sponsor, Pubco, SPAC and the Company have entered into a letter agreement, a copy of which is attached as Exhibit G hereto (the “Sponsor Earnout Letter”), pursuant to which the Sponsor shall deposit 500,000 of its Founder Shares into escrow upon the Closing, with such Founder Shares to be subject to release to the Sponsor or forfeited to Pubco in accordance with the terms and subject to the conditions set forth therein, which Sponsor Earnout Letter shall become effective as of the Effective Time;

M. Simultaneously with the execution and delivery of this Agreement, the Sponsor, the IPO Underwriter, SPAC, the Company and Pubco have entered into a letter agreement, a copy of which is attached as Exhibit H hereto (the “CVR Funding and Waiver Letter”), pursuant to which (i) the Sponsor has agreed at the Closing to deposit into escrow with the CVR Escrow Agent an aggregate of 1,000,000 of its Founder Shares (the “Founder CVR Escrow Shares”), with such Founder CVR Escrow Shares (together with the Company CVR Escrow Shares (as defined herein)) to be held by the CVR Escrow Agent in accordance with the terms and conditions of Section 1.12 hereof and the CVR Escrow Agreement and the CVR Agreement, and (ii) the Sponsor and the IPO Underwriter have agreed to waive any rights to receive any CVRs for or with respect to their Founder Shares and Representative Shares (as defined below), which CVR Funding and Waiver Letter Agreement shall become effective as of the Merger Effective Time; and

N.  Certain capitalized terms used and not otherwise defined herein have the meanings given to them in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGERS

1.1  The SPAC Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, SPAC Merger Sub and SPAC shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving corporation in the SPAC Merger. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as “SPAC Surviving Subsidiary” (provided, that references to SPAC herein for periods after the Effective Time shall include SPAC Surviving Subsidiary).

1.2  The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company as the surviving corporation after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company herein for periods after the Effective Time shall include Company Surviving Subsidiary), and together with SPAC Surviving Subsidiary, the “Surviving Subsidiaries” (provided, that notwithstanding the Company Merger, the Company shall not be included within the meaning of the term SPAC Parties for purposes of this Agreement).

1.3  Effective Time. Subject to the conditions of this Agreement, the Parties shall (a) cause the SPAC Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (b) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and SPAC (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with each of the Mergers to be consummated and effective simultaneously at 12:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and SPAC and specified in each of the SPAC Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4  Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

1.5  Governing Documents. At the Effective Time, (a) each of the certificate of incorporation and bylaws of SPAC Merger Sub shall become the certificate of incorporation and bylaws of SPAC Surviving Subsidiary, respectively, and (b) each of the certificate of incorporation and bylaws of Company Merger Sub shall become the certificate of incorporation and bylaws of Company Surviving Subsidiary, respectively, except that the name of Company Surviving Subsidiary in such certificate of incorporation and bylaws shall be changed to a name to be mutually agreed by SPAC and the Company prior to the Closing.

1.6  Directors and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be such individuals as shall be mutually agreed by SPAC and the Company prior to the date on which the Registration Statement is declared effective by the SEC, each to hold office in accordance with the respective certificates of incorporation and bylaws of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7  Amended SPAC Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Certificate of Incorporation and Bylaws in form and substance to be mutually agreed by SPAC and the Company (the “Amended Pubco Organizational Documents”), which shall, among other matters, amend Pubco’s Organizational Documents to (i) provide that the name of Pubco shall be changed to “Heritage Distilling Group, Inc.”, or such other name as mutually agreed to by SPAC and the Company, (ii) provide for the size and structure of the Post-Closing SPAC Board in accordance with Section 6.16, and (iii) otherwise be appropriate for a public company listed on Nasdaq.

1.8  Participant Consideration. The aggregate consideration to be paid to Company Security Holders pursuant to this Agreement and the terms of the Company Interim Notes, the Contribution Agreement and the Restricted Stock Unit Awards (as amended in accordance with Section 6.22 hereof), including as a result of the Company Merger (the “Participant Consideration”), shall be a number of shares of Pubco Common Stock equal to: (a) (i) Seventy-Seven Million Five Hundred Thousand U.S. Dollars ($77,500,000), minus (ii)(A) the amount of Closing Net Debt and (B) the aggregate amount of any Company Transaction Bonuses (such amount, the “Net Amount”), divided by (b) Ten U.S. Dollars ($10.00) (plus the assumption by Pubco of the outstanding Company Financing/Interim Warrants, which shall be in addition to the Participant Consideration).

1.9  Company Security Holder Merger Consideration. Each Company Stockholder shall receive for each share of Company Common Stock held (but excluding any Company Securities described in Section 1.14(b)) a number of shares of Pubco Common Stock equal to (a)(i) the Participant Consideration less (ii) the number of Company Interim Note Conversion Shares issuable to holders of Company Interim Notes, divided by (b) the number of Fully-Diluted Company Shares (the total portion of the Participant Consideration payable to all Company Stockholders (including holders of Contributed Warrants, but excluding holders of Company Financing/Interim Warrants) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”; provided, that the Stockholder Merger Consideration otherwise payable to Company Stockholders and holders of Contributed Warrants is subject to the withholding of their portion of the CVR Escrow Shares to be deposited in the CVR Escrow Account in accordance with Section 1.12, the CVR Agreement and the CVR Escrow Agreement. The Participant Consideration will be based on the Closing Statement delivered pursuant to Section 1.10. The holders of Company Financing/Interim Warrants that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Warrants as described in Section 1.14(f) with such terms and conditions as described in Section 1.14(f). The holders of Contributed Warrants shall receive a number of shares of Pubco Common Stock as described in Section 1.14(h). For the avoidance of doubt, other than holders of Company Financing/Interim Warrants who execute and deliver Assumed Warrant Agreements in accordance with Section 1.16(h), holders of Company Interim Notes, holders of Contributed Warrants and RSU Award Recipients, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Stock as of the Effective Time. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Company Earnout Participants shall have the contingent right to receive Earnout Shares from Pubco as additional consideration if the applicable Earnout Milestones as set forth in Section 1.11 are satisfied.

1.10 Closing Calculations.

At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Debt and Company Transaction Bonuses as of the Reference Time, and the resulting Participant Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Heritage Companies, and bank statements and/or other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to SPAC, if requested by SPAC, the Company will meet with SPAC to review and discuss the Closing Statement and the Company will consider in good faith SPAC’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and SPAC both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement, and, as finally agreed upon in accordance with this Section 1.10, shall be the final determinations with respect to the amounts set forth therein.

1.11 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Earnout Participants shall have the contingent right to receive up to an additional Three Million (3,000,000) shares of Pubco Common Stock (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from Pubco based on Pubco achieving certain Net Revenue milestones for each of the fiscal years 2023, 2024 and 2025 (each, an “Earnout Year”) and the performance of Pubco Common Stock during the three (3)-year period after the Closing (the “Earnout Period”). The Company Earnout Participants’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i)  In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2023 filed with the SEC is equal to or exceeds Eighteen Million One Hundred Thousand Dollars ($18,100,000) (the “2023 Net Revenue Earnout Milestone”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive an aggregate of Five Hundred Thousand (500,000) of the Earnout Shares (the “First Net Revenue Tranche”);

(ii)  In the event that the VWAP of Pubco Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “First Price Earnout Milestone”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive an aggregate of Five Hundred Thousand (500,000) of the Earnout Shares (the “First VWAP Tranche”);

(iii) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2024 filed with the SEC is equal to or exceeds Twenty-Nine Million Three Hundred Thousand Dollars ($29,300,000) (the “2024 Net Revenue Earnout Milestone”), the Company Earnout Participants shall be entitled to receive (x) if the First Net Revenue Tranche has been previously earned and issued, an aggregate of Seven Hundred Fifty Thousand (750,000) of the Earnout Shares, and (y) if the First Net Revenue Tranche has not been previously earned and issued, an aggregate of One Million Two Hundred Fifty Thousand (1,250,000) of the Earnout Shares;

(iv)  In the event that the VWAP of Pubco Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) out of thirty (30) consecutive Trading Days during the Earnout Period (the “Second Price Earnout Milestone” and, together with the First Price Earnout Milestone, the “Price Earnout Milestones”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive (x) if the First VWAP Tranche has been previously earned and issued, an aggregate of Seven Hundred Fifty Thousand (750,000) of the Earnout Shares, and (y) if the First VWAP Tranche has not been previously earned and issued, an aggregate of One Million Two Hundred Fifty Thousand (1,250,000) of the Earnout Shares; and

(v) In the event that the Net Revenue of Pubco as reported in the audited financial statements set forth in the annual report of Pubco for the fiscal year ended December 31, 2025 filed with the SEC is equal to or exceeds Forty-Six Million Five Hundred Thousand Dollars ($46,500,000) (the “2025 Net Revenue Earnout Milestone” and, collectively with the 2023 Net Revenue Earnout Milestone and the 2024 Net Revenue Earnout Milestone, the “Net Revenue Earnout Milestones”), then, subject to the terms and conditions of this Agreement, the Company Earnout Participants shall be entitled to receive all unissued Earnout Shares.

Notwithstanding anything to the contrary herein, in the event of a Change of Control of Pubco during the Earnout Period, the Company Earnout Participants shall be entitled to receive all Earnout Shares with respect to the Earnout Year in which such Change of Control is consummated plus all Earnout Shares with respect to each Earnout Year subsequent to the Earnout Year in which the Change of Control was consummated.

Except as set forth above, in the event that the applicable Earnout Milestones are not met during the applicable periods, the Company Stockholders shall not be entitled to receive the applicable portion of the Earnout Shares.

(b) With respect to the achievement of the Price Earnout Milestones, Pubco’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of Pubco Common Stock on the principal securities exchange or securities market on which Pubco Common Stock is then traded on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Earnout Period, the CFO will prepare and deliver to each of the Holder Representative and the SPAC Representative (each, a “Representative Party”) a written statement (each, a “Price Earnout Statement”) that sets forth (i) the VWAP of Pubco Common Stock on the principal securities exchange or securities market on which Pubco Common Stock is then traded on each Trading Day for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Price Earnout Milestone has been achieved during such monthly anniversary period. Each Representative Party will have ten (10) Business Days after its receipt of a Price Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Price Earnout Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Price Earnout Statement, then such Representative Party will have waived its right to contest such Price Earnout Statement and the calculation of the VWAP of Pubco Common Stock during the applicable portion of the Earnout Period (and whether a Price Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.11(d).

(c) As soon as practicable (but in any event within twenty (20) Business Days) after the completion of the audited consolidated financial statements for Pubco and its Subsidiaries for each Earnout Year, the CFO will prepare and deliver to the Representative Parties a written statement (each, a “Net Revenue Earnout Statement” and any of a Price Earnout Statement or a Net Revenue Earnout Statement, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.11 of the Net Revenue for such Earnout Year and whether the applicable Net Revenue Earnout Milestone has been satisfied for such Earnout Year. Each Representative Party will have twenty (20) Business Days after its receipt of a Net Revenue Earnout Statement to review it. The Representative Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related personnel and advisors of Pubco and its Subsidiaries (including the Heritage Companies) regarding questions concerning or disagreements with the applicable Net Revenue Earnout Statement arising in the course of their review thereof, and Pubco and its Subsidiaries (including the Heritage Companies) shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Net Revenue Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) Business Days following the date of delivery of each Net Revenue Earnout Statement, then such Representative Party will have waived its right to contest such Net Revenue Earnout Statement and the determination of the Net Revenue for such Earnout Year (and whether the Net Revenue Earnout Milestone has been satisfied for such Earnout Year) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of twenty (20) Business Day thereafter. If the Representative Parties do not reach a final resolution within such twenty (20) Business Day period, then, upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in Section 1.11(d).

(d) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.11 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.11(d). Each of the Holder Representative and the SPAC Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the SPAC Representative and the Holder Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Holder Representative and the SPAC Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.11. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e) If there is a final determination in accordance with this Section 1.11 that, subject to the following sentence (each such date on which a final determination is made, an “Earnout Record Date”), the Company Earnout Participants are entitled to receive any of the Earnout Shares for having achieved an Earnout Milestone, the applicable portion of the Earnout Shares will be due upon such final determination and Pubco will deliver such shares to the Company Earnout Participants within twenty (20) Business Days thereafter (each such date, an “Earnout Payment Date”), with each Company Earnout Participant receiving its Earnout Pro Rata Share of such Earnout Shares (rounded to the nearest whole share). As promptly as practicable following an Earnout Record Date, Pubco shall provide notice to each Company Earnout Participant, and, prior to the applicable Earnout Payment Date, each Company Earnout Participant shall be required to provide evidence reasonably satisfactory to Pubco of such Company Earnout Participant’s ownership on the Earnout Record Date of the shares of Pubco Common Stock received by such Company Earnout Participant on the Effective Date pursuant to Section 1.14 in order to be entitled to receive its Earnout Pro Rata Share of the Earnout Shares (rounded to the nearest whole share) to be delivered on such Earnout Payment Date. In the event any Company Earnout Participant fails to provide such evidence reasonably satisfactory to Pubco, the shares of Pubco Common Stock held by any such Company Earnout Participant shall be deemed to be Transferred Pubco Stock in accordance with Section 1.11(h).

(f)  Each of the Company and, from and after the Closing, Pubco hereby agrees that (i) it will not change its or its Subsidiaries fiscal year end from December 31 for each of the 2023 or 2024 fiscal years, and (ii) until the final determination of whether the 2024 Net Revenue Earnout Milestone has been satisfied, it will use its best efforts to maintain a financial reporting system that enables the parties to calculate the Net Revenue for each Earnout Year purposes of this Section 1.11.

(g) Following the Closing (including during the Earnout Period and for the Earnout Years), Pubco and its Subsidiaries, including the Heritage Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Heritage Companies, will be permitted, following the Closing (including during the Earnout Period and for the Earnout Years), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the VWAP of Pubco Common Stock or the Net Revenue and the ability of the Company Earnout Participants to earn the Earnout Shares, and the Company Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Heritage Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(h) Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, following the Closing, in the event any Company Earnout Participant (a “Transferring Stockholder”) sells, transfers or otherwise disposes of any shares of Pubco Common Stock held by such Transferring Stockholder as of the Closing (“Transferred Pubco Stock”), other than to a Permitted Transferee (as defined in the Lock-Up Agreements), then, upon any issuance of Earnout Shares to the Company Earnout Participants in accordance with this Section 1.11, the number of Earnout Shares issuable to such Transferring Stockholder, if any, shall be reduced by a percentage equal to (i) the total number of shares of such Transferred Pubco Stock sold, transferred, or otherwise disposed of by such Transferring Stockholder as of the date of the applicable payment of Earnout Shares, divided by (ii) the total number of shares of Pubco Common Stock held by the Transferring Stockholder as of the Closing (such deducted shares, the “Deducted Earnout Shares”); provided that any fractional shares shall be rounded down to the nearest whole share. By way of example, if a Transferring Stockholder was entitled to ten (10) Earnout Shares in accordance with this Section 1.11, held one hundred (100) shares of Pubco Common Stock as of the Closing, and sold or transferred thirty (30) shares of Pubco Common Stock following the Closing (other than to a Permitted Transferee (as defined in the Lock-Up Agreements), the Deducted Earnout Shares would equal three (3) with such Transferring Stockholder being issued seven (7) Earnout Shares ((30 ÷ 100 = 30%) x 10 = 7). For each issuance of Earnout Shares to the Company Earnout Participants in accordance with this Section 1.11, if any, the aggregate amount of all Deducted Earnout Shares (and, for the avoidance of doubt, any Earnout Shares that would otherwise be attributable to Dissenting Stockholders with respect to their Dissenting Shares), if any, shall be issued to the remaining non-Transferring Stockholders in accordance with their Earnout Pro Rata Share.

1.12 Contingent Value Rights.

(a) At the Closing, Pubco shall issue to the CVR Escrow Agent (as defined below), on behalf of the Company Stockholders and holders of Contributed Warrants, a number of shares of Pubco Common Stock equal to (i) Three Million (3,000,000) less (ii) the number of RSU CVR Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Company CVR Escrow Shares” and, collectively with the Sponsor CVR Escrow Shares, the “CVR Escrow Shares”) to be held in the CVR Escrow Account (as defined below) and disbursed therefrom in accordance with the terms of this Agreement, the CVR Agreement and the Escrow Agreement. The number of Company CVR Escrow Shares issued to the CVR Escrow Agent by Pubco on behalf of each Company Stockholder and holder of Contributed Warrants (collectively, the “Company Stockholder CVR Escrow Shares”) shall be a number of shares of Pubco Common Stock equal to such Company Stockholder’s or holder of Contributed Warrants’ Company Stockholder Pro Rata Share of the Company CVR Escrow Shares (rounded to the nearest whole share); provided that, any Company CVR Escrow Shares that otherwise would have been attributable to the Dissenting Shares of Dissenting Stockholders shall be issued to the CVR Escrow Agent by Pubco on behalf of each Company Stockholder and holder of Contributed Warrants that is not a Dissenting Stockholder in an amount equal to such Company Stockholder’s or holder of Contributed Warrants’ Company Stockholder Pro Rata Share (rounded to the nearest whole share).

(b) At or prior to the Closing, the Sponsor, the Holder Representative (on behalf of the Company Earnout Participants), Pubco and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Sponsor, the Holder Representative and Pubco), as escrow agent (the “CVR Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Sponsor, the Holder Representative and Pubco (the “CVR Escrow Agreement”), pursuant to which the CVR Escrow Shares shall be deposited into escrow with the CVR Escrow Agent by the Sponsor, the Company Stockholders and the holders of Contributed Warrants, to be held by the CVR Escrow Agent, along with any CVR Escrow Earnings thereon (together the “CVR Escrow Property”), in a segregated escrow account (the “CVR Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.12 and the CVR Escrow Agreement. The Sponsor, the Company Stockholders and the holders of Contributed Warrants shall be shown as registered owners of their applicable escrowed CVR Escrow Shares on the books and records of Pubco, and shall be entitled to exercise voting rights with respect to such escrowed CVR Escrow Shares, but any CVR Escrow Earnings on the CVR Escrow Shares while in the CVR Escrow Account shall be deposited into and retained in the CVR Escrow Account until disbursed therefrom in accordance with the terms of this Section 1.12 and the CVR Escrow Agreement and the CVR Agreement. The CVR Escrow Shares shall be allocated among the Sponsor, the Company Stockholders and the holders of Contributed Warrants pro rata based on the number of shares of Pubco Common Stock that they deposited, or that were deposited on their behalf, into the CVR Escrow Account at the Closing (their “CVR Escrow Share Allocation”), and any CVR Escrow Property that is disbursed to the Sponsor, the Company Stockholders and the holders of Contributed Warrants in accordance with the terms of this Section 1.12 and the CVR Escrow Agreement and the CVR Agreement shall also be allocated amongst them based on their respective CVR Escrow Share Allocation.

(c) In the event that any shares of Pubco Common Stock or other amounts become payable to the holders of CVRs in accordance with the terms of the CVR Agreement, the terms hereof and the CVR Escrow Agreement, then (i) the Sponsor, the Company Stockholders and the holders of Contributed Warrants shall together forfeit an aggregate amount of CVR Escrow Property equal (in amount and form) to the difference of (x) such shares of Pubco Common Stock and other amounts so payable to holders of CVRs, minus (y) the portion of the amounts payable to holders of CVRs attributable to the RSU CVR Shares that are forfeited by the holders of Restricted Stock Unit Awards (up a to a maximum amount attributable to the Sponsor, the Company Stockholders and the holders of Contributed Warrants equal to the total CVR Escrow Property contained in the CVR Escrow Account), and in accordance with the terms of the CVR Escrow Agreement and the CVR Agreement, the CVR Escrow Agent will transfer such CVR Escrow Property to Pubco, with any CVR Escrow Shares included in such transferred CVR Escrow Property to be cancelled by Pubco, and (ii) each holder of a Restricted Stock Unit Award will, in accordance with the RSU Award Amendments, have all or a portion of its RSU CVR Shares forfeited (and no longer subject to settlement) based on the proportion of the value of the RSU CVR Shares of such holder of a Restricted Stock Unit Award as compared to the aggregate sum of the value of (x) the RSU CVR Shares of the holders of all Restricted Stock Unit Awards and (y) the total CVR Escrow Property (up to a maximum amount for each holder of a Restricted Stock Unit Award equal to such holder’s total RSU CVR Shares). Upon such forfeiture of CVR Escrow Shares and RSU CVR Shares, Pubco will issue new shares of Pubco Common Stock and other property equal (in amount and form) to the amount of such forfeited CVR Escrow Property and RSU CVR Shares to the CVR Rights Agent for distribution to the holders of CVRs in accordance with the terms of the CVR Agreement (such newly issued shares of Pubco Common Stock and other securities or property included within the forfeited CVR Escrow Property and forfeited RSU CVR Shares, in any case, that are delivered to the CVR Rights Agent, the “CVR Property”). Pursuant to the CVR Agreement, the CVR Property will be distributed by the CVR Rights Agent to the holders of CVRs promptly after the CVR Rights Agent’s receipt of the CVR Property, with the CVR Property being allocated among all holders of CVRs pro rata, based on their respective number of CVRs held. In the event that there is a final determination in accordance with the terms of the CVR Agreement of the amount of the CVR Property, if any, payable to holders of CVRs, then any remaining CVR Escrow Property in the CVR Escrow Account after giving effect to the forfeiture of the CVR Escrow Property by the Sponsor, the Company Stockholders and the holders of Contributed Warrants will be distributed promptly thereafter by the CVR Escrow Agent from the CVR Escrow Account to the Sponsor, the Company Stockholders and the holders of Contributed Warrants pursuant to joint written instructions to be provided to the CVR Escrow Agent by Pubco, the Holder Representative and the Sponsor promptly (but in any event within five (5) Business Days) after such final determination.

1.13 Effect of SPAC Merger on Issued and Outstanding Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of any SPAC Party or the Company:

(a) SPAC Units. At the Effective Time, every issued and outstanding SPAC Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Public Warrant in accordance with the terms of the SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.13 below.

(b) SPAC Common Stock. At the Effective Time, each issued and outstanding share of SPAC Common Stock (other than those described in Section 1.13(d) below, but including those described in Section 1.13(a) above) shall be converted automatically into and thereafter represent the right to receive (i) one (1) share of Pubco Common Stock and (ii) one (1) CVR (subject to (x) the withholding of the CVR Escrow Shares deposited in the CVR Escrow Account in accordance with the CVR Funding and Waiver Letter and (y) the waiver by the Sponsor and the IPO Underwriter of their rights to receive CVRs for their Founder Shares and Representative Shares pursuant to the CVR Funding and Waiver Letter), following which, all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of SPAC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(c) SPAC Warrants. At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of SPAC Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Warrants.

(d) Treasury Stock. At the Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) SPAC Merger Sub Stock. At the Effective Time, each share of common stock of SPAC Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of SPAC Surviving Subsidiary.

1.14 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any SPAC Party or the Company:

(a) Company Stock. Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.11), with each Company Stockholder being entitled to receive its Company Stockholder Pro Rata Share of the Stockholder Merger Consideration (and its Earnout Pro Rata Share of any Earnout Shares after the Closing in accordance with Section 1.11), without interest, upon delivery of the Transmittal Documents in accordance with Section 1.16. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.19 below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.19 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.19.

(d) Company Options. Each outstanding Company Option (whether vested or unvested) shall be terminated prior to the Closing. From and after the date of this Agreement, the Company shall not issue any new awards under the Company Equity Plan.

(e) Company Interim Notes. Each Company Interim Note that is outstanding immediately prior to the Effective Time shall be converted in accordance with the terms of the Company Interim Notes into the right to receive such number of shares of Pubco Common Stock as is equal to the quotient of (i) the principal amount plus accrued and unpaid interest on such Company Interim Note at the Effective Time divided by (ii) the product of (A) the Redemption Price multiplied by (B) 0.75, with any fractional shares rounded down to the nearest whole share (such shares of Pubco Common Stock, the “Company Interim Note Conversion Shares”).

(f)  Company Interim Warrants and Company Financing Warrants. Each outstanding (i) Company Interim Warrant shall be assumed by Pubco and exchanged for a warrant for shares of Pubco Common Stock (each, an “Assumed Interim Warrant” and, collectively, the “Assumed Interim Warrants”) and (ii) Company Financing Warrant shall be assumed by Pubco and exchanged for a warrant for shares of Pubco Common Stock (each, an “Assumed Financing Warrant” and, collectively, the “Assumed Financing Warrants” and, together with the Assumed Interim Warrants, each, an “Assumed Warrant” and, collectively, the “Assumed Warrants”). Each Assumed Interim Warrant shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) fifty percent (50%) of the Subscription Amount of such Company Interim Warrant (as defined in the Company Interim Warrant), multiplied by (B) Redemption Price and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the Redemption Price. Each Assumed Financing Warrant shall (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock into which the Company Financing Warrant was convertible into immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) (A) the exercise price of such Company Financing Warrant immediately prior to the Effective Time divided by (B) the Conversion Ratio. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of the outstanding Assumed Warrants.

(g) Restricted Stock Unit Awards. Each Restricted Stock Unit Award, as amended by the RSU Award Amendments in accordance with Section 6.22, shall be assumed by Pubco, with the number of RSU Shares underlying such Restricted Stock Unit Award to be adjusted as of the Closing to a number of RSU Shares equal to (as rounded down to the nearest whole number) the product of (i) the number of RSU Shares underlying the Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (ii) the Conversion Ratio.

(h) Contributed Warrants. Each Contributed Warrant shall be contributed to Pubco and exchanged for such number of shares of Pubco Common Stock as the holder of such Contributed Warrant would have received pursuant to Section 1.14(a) if such Contributed Warrant had been exercised immediately prior to the Effective Time for the number of shares of Company Common Stock set forth in the Contribution Agreement.

(i)  Other Company Convertible Securities. Any Company Convertible Security other than a Company Interim Warrant, Company Interim Note, Company Financing Warrant or Restricted Stock Unit Award, if not exercised or converted prior to the Effective Time into shares of Company Common Stock, shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into shares of Company Stock, or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(j)  Company Merger Sub Shares. At the Effective Time, all shares of common stock of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in Company Surviving Subsidiary.

1.15 Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any SPAC Party or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.16 Exchange Procedures.

(a) Prior to the Effective Time, SPAC shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the stock certificates or other instruments representing the Company Stock (collectively, the “Company Certificates”). At the Effective Time, the holders of the Company Stock will surrender their Company Certificates, if any, and written acknowledgement of the termination of their rights to such Company Stock or, in the case of a lost, stolen or destroyed Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.16(f), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.

(b) Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Stock (subject to the withholding of the Escrow Shares) upon surrender of the Company Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and, if applicable, SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.16(f)) for cancellation to the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates such certificates representing the number of shares of Pubco Common Stock for which their Company Stock are exchangeable at the Effective Time, and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Stockholder Merger Consideration pursuant to this Article I.

(c) At or prior to the Effective Time, Pubco shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal for use in exchanging Company Certificates for the applicable portion of the Stockholder Merger Consideration in form and substance to be mutually agreed by SPAC and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Common Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange. Each Company Stockholder shall be entitled to receive its Company Stockholder Pro Rata Share of the Stockholder Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.11) in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.14(b) or 1.14(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration (and any Earnout Shares after the Closing in accordance with Section 1.11) attributable to such Company Certificate.

(d) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Significant Holder Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such SPAC Securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the shares of Pubco Common Stock, Pubco Warrants and CVRs so issued in exchange. To the extent that any share of SPAC Common Stock are represented by physical certificates (“SPAC Certificates”), the holders of such SPAC Common Stock will be provided a customary letter of transmittal by SPAC to send their SPAC Certificates (or in the case of a lost, stolen or destroyed SPAC Certificate, a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.16(f)) to the transfer agent for the shares of Pubco Common Stock, which shall be the same as the transfer agent for SPAC Common Stock, and such transfer agent will, upon receipt of completed documentation, issue the shares of Pubco Common Stock (and instruct the CVR Rights Agent to issue the CVRs) that are issuable in respect of the holder’s SPAC Common Stock. To the extent that any SPAC Securities are held in book entry, the issuance of shares of SPAC Common Stock, CVRs and Pubco Warrants will automatically be made by the transfer agent, CVR Rights Agent and warrant agent.

(f)  In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to this Agreement.

(g) If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates or, if applicable, SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or, if applicable, SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates or, if applicable, SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(h) Prior to the Effective Time, the Company shall send to each Company Financing/Interim Warrant holder a customary letter of transmittal in form and substance reasonably acceptable to Pubco which shall specify that the delivery of Assumed Warrants shall be effected in exchange for the Company Financing/Interim Warrants upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Financing/Interim Warrants are being converted into Assumed Warrants in accordance with the terms and conditions set forth in this Agreement without further obligation on the part of the Company or Pubco and that, following the Effective Time, the holder of such Company Financing/Interim Warrants will have no further rights or claims to any further equity in the Company other than such conversion. The Company shall use its commercially reasonable efforts to obtain duly executed copies of all such acknowledgments and Pubco shall not issue Assumed Warrants in exchange for any Company Financing/Interim Warrant until it shall have received from the holder thereof (i) such letter of transmittal, completed and duly executed by such holder, with respect to such Company Financing/Interim Warrant, and (ii) a duly executed counterpart to the agreement for the Assumed Warrant in form and substance to be mutually agreed by SPAC and the Company (an “Assumed Warrant Agreement”), which, among other matters, will release the Company from its obligations with respect to the applicable Company Financing/Interim Warrant.

(i)  Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

1.17 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.18 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.19 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Pubco and SPAC Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Pubco and the SPAC Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Stockholder Merger Consideration shall be reduced by the Company Stockholder Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Stockholder Merger Consideration (or Earnout Shares) with respect to any Dissenting Shares.

Article II
CLOSING

2.1  Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to SPAC, 1345 Avenue of the Americas, New York, NY 10105, remotely by electronic exchange of signatures, on a date and at a time to be agreed upon by SPAC and the Company, which date shall be no later than the second (2nd) Business Day after all the conditions to the Closing set forth in this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1  Organization and Standing. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2  Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform SPAC’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC, and (b) other than the Required SPAC Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3  Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.4  Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.5  Capitalization.

(a) SPAC is authorized to issue 51,000,000 shares of capital stock, par value $0.0001 per share, of which 50,000,000 shares are SPAC Common Stock and 1,000,000 shares are SPAC Preferred Stock. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth in Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of SPAC Preferred Stock. All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than any redemption of Public Stockholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed in Schedule 3.5(c). No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

(e) Prior to giving effect to the Mergers, SPAC owns all of the issued and outstanding capital stock of Pubco, and other than Pubco and the Merger Subs, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

3.6  SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and SPAC has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year that SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the SPAC Financials (defined below) or the SEC Reports) to (A) SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors, or (C) SPAC’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the SPAC Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the SPAC Units, the SPAC Common Stock and the SPAC Public Warrants are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents.

(c) Except for any SEC SPAC Accounting Changes, the financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except for any SEC SPAC Accounting Changes or except to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC has no off-balance sheet arrangements.

(e) Since its incorporation, except as disclosed in the SEC Reports, SPAC has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of SPAC to the Knowledge of SPAC, (ii) a “material weakness” in the internal controls over financial reporting of SPAC to the Knowledge of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f)  There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

3.7  Absence of Certain Changes.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of an initial Business Combination as described in the IPO Prospectus, including the investigation of the Heritage Companies and those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in SPAC’s governing documents or the IPO Prospectus, there is no Contract binding upon any SPAC Party or to which any SPAC Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries.

(b) Each Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

(c) Since December 31, 2021, SPAC has not been subject to a Material Adverse Effect.

3.8  Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written or, to the Knowledge of SPAC, oral, notice alleging any violation of applicable Law in any material respect by SPAC.

3.9  Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened material Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all federal, state and foreign material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. SPAC has complied in all material respects with all applicable Laws relating to Tax. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Action in respect of any Tax against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) SPAC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(d) SPAC has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the SPAC Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

(e) SPAC has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(f)  SPAC is not: (i) a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) nor has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(g) SPAC is not aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth in Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $150,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or compete with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16 Finders and Brokers. Except as set forth in Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Heritage Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

3.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

3.19 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Heritage Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Heritage Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Heritage Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.20 Trust Account. As of the date hereof, there is at least $44 million in cash held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or are held as cash or cash equivalents. SPAC has performed all material obligations required to be performed by it to date, and is not in material default or breach, under the Trust Agreement, and to SPAC’s Knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except to the extent necessary in connection with any Extensions, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by SPAC to be inaccurate in any material respect or that would entitle any Person (other than Public Stockholders who shall have elected to redeem their shares of SPAC Common Stock pursuant to SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than to pay Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement and for prior redemptions of SPAC Common Stock by Public Stockholders in connection with prior amendments to the SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate and SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no shareholders of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholders shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to any Redemption in compliance with SPAC’s Organizational Documents.

3.21  No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of SPAC), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC.

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Except as set forth in the SPAC Disclosure Schedules, each of Pubco and the Merger Subs represents and warrants to SPAC and the Company, as of the date hereof and as of the Closing, as follows:

4.1  Organization and Standing. Pubco, Company Merger Sub and SPAC Merger Sub are each corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2  Authorization; Binding Agreement. Subject to the adoption of the Amended Pubco Organizational Documents and delivery of the Written Consents in accordance with Section 6.21, each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Merger Subs and, subject to the delivery of the Written Consents in accordance with Section 6.21 no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Organizational Documents), on the part of Pubco or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Merger Subs is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3  Governmental Approvals. Except as otherwise set forth in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not , individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.4  Non-Contravention. The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the adoption of the Amended Pubco Organizational Documents, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate on a timely basis the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.5  Capitalization. Prior to giving effect to the Mergers and the Amended Pubco Organizational Documents, (i) Pubco is authorized to issue 1,000 shares of Pubco Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by SPAC, (ii) SPAC Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco, and (iii) Company Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the Mergers, other than Pubco’s ownership of the Merger Subs, Pubco and the Merger Subs do not have any Subsidiaries or own any equity interests in any other Person.

4.6  Ownership of Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7  Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8  Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the SPAC Parties, the Heritage Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.

4.9  Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

4.10  No Other Representations. Except for the representations and warranties expressly made by Pubco and the Merger Subs in this Article IV (as modified by the SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Pubco nor the Merger Subs nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to Pubco or the Merger Subs or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of Pubco and the Merger Subs hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or either of the Merger Subs or any of their respective. Except for the representations and warranties expressly made by Pubco and the Merger Subs in this Article IV (as modified by the SPAC Disclosure Schedules) or in an Ancillary Document, each of Pubco and the Merger Subs hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or a Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the SPAC Parties, as of the date hereof and as of the Closing, as follows:

5.1  Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Heritage Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Heritage Company is qualified to conduct business and all names other than its legal name under which any Heritage Company does business. The Company has provided to SPAC accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Heritage Company is in violation of any provision of its Organizational Documents in any material respect.

5.2  Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered to Pubco and SPAC include holders of Company Stock representing an aggregate of 80.48% of the outstanding shares of Company Common Stock (on an as-converted basis), and such Voting Agreements are in full force and effect.

5.3  Capitalization.

(a) The Company is authorized to issue: (i) 3,000,000 shares of Company Common Stock, of which 686,240 shares are issued and outstanding; and (ii) no shares of preferred stock. The Company has not designated any shares of Company Preferred Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth in Schedule 5.3(a) along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) The Company has reserved 450,000 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 223,279 of such shares are reserved for issuance upon exercise of currently outstanding Company Options and settlement of currently outstanding Restricted Stock Unit Awards (y) 576 of such shares are currently issued and outstanding that were issued upon exercise of Company Options or settlement of Restricted Stock Unit Awards and Restricted Stock Awards previously granted under the Company Equity Plan, and (z) 226,596 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to SPAC complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Options and Restricted Stock Unit Awards (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth in Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth in Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter or in the Company Equity Plan, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, except with respect to the Company Convertible Securities set forth on Schedule 5.3(b), no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(d) Except as disclosed in the Company Financials, since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4  Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporation, partnership or a disregarded entity under the Code and any applicable state or non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Heritage Company. Except for the equity interests of the Subsidiaries listed in Schedule 5.4 or as otherwise disclosed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5  Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Heritage Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Heritage Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

5.6  Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Heritage Company, as applicable) of this Agreement and each Ancillary Document to which any Heritage Company is or is required to be a party or otherwise bound, and the consummation by any Heritage Company of the transactions contemplated hereby and thereby and compliance by any Heritage Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Heritage Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Heritage Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Heritage Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Heritage Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Heritage Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

5.7  Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) consolidated financial statements of the Heritage Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Heritage Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholders’ equity and statements of cash flows for the fiscal years then ended, each audited pursuant to private company standards, (ii) when delivered in accordance with Section 6.4(a), the Audited Financial Statements, (iii) the consolidated financial statements, consisting of the consolidated balance sheet of the Heritage Companies as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine months then ended, and (iv) when delivered in accordance with Section 6.4(a), the Reviewed Interim Financial Statements. True and correct copies of the Company Financials have been provided to SPAC. The Company Financials (i) accurately reflect in all material respects the books and records of the Heritage Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Heritage Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Heritage Companies for the periods indicated. No Heritage Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Heritage Company maintains accurate books and records reflecting in all material respects its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Heritage Company does not maintain any off-the-book accounts and that such Heritage Company’s assets are used only in accordance with such Heritage Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Heritage Company and to maintain accountability for such Heritage Company’s assets, (iv) access to such Heritage Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Heritage Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Heritage Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Heritage Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Heritage Company. In the past three (3) years, no Heritage Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Heritage Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Heritage Company has engaged in irregular accounting or auditing practices.

(c) The Heritage Companies do not have any Indebtedness other than the Indebtedness set forth in Schedule 5.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as set forth on Schedule 5.7(c), no Indebtedness of any Heritage Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Heritage Company, or (iii) the ability of the Heritage Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth in Schedule 5.7(d), no Heritage Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law) or (iii) Expenses of the Heritage Companies incurred in connection with the negotiation, preparation and/or execution of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

(e) All financial projections with respect to the Heritage Companies that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)  All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Heritage Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Heritage Company arising from its business. To the Knowledge of the Company, except as set forth on Schedule 5.7(f), none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Heritage Companies (net of reserves) within ninety (90) days. The Accounts Receivable and any reserve for bad debts are reflected properly, in all material respects, on the books and records of the Heritage Companies.

5.8  Absence of Certain Changes. Except as set forth in Schedule 5.8 or reflected on the Audited Financial Statements, since December 31, 2021, each Heritage Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of SPAC.

5.9  Compliance with Laws. Except as set forth on Schedule 5.9, no Heritage Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Heritage Company received, since January 1, 2017, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10 Company Permits. Each Heritage Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Heritage Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed in Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Heritage Company is in violation in any material respect of the terms of any Company Permit, and no Heritage Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11 Litigation. Except as described in Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Heritage Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Heritage Company must be related to the Heritage Company’s business, equity securities or assets), its business, equity securities or assets. The items listed in Schedule 5.11, if finally determined adversely to the Heritage Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Heritage Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Heritage Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Heritage Company is a party or by which any Heritage Company, or any of its properties or assets are bound or affected (each Contract required to be set forth in Schedule 5.12(a), a “Company Material Contract”) that:

(i)  contains covenants that limit the ability of any Heritage Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)  involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)  evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Heritage Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Heritage Company or another Person;

(vi)  relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Heritage Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments to or receipts by the Heritage Companies under such Contract or Contracts of at least $100,000 per year or $200,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer’s or Top Supplier’s relationship with any of the Heritage Companies);

(ix)  obligates the Heritage Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Heritage Company and any directors, officers or employees of a Heritage Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)  obligates the Heritage Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Heritage Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Heritage Company or any manager, director or officer of any Heritage Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Heritage Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Heritage Company and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Heritage Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Heritage Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Heritage Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Heritage Company, under such Company Material Contract; (v) no Heritage Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Heritage Company in any material respect; and (vi) no Heritage Company has waived any material rights under any such Company Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign Patents, Trademarks, Copyrights, and Internet Assets owned or licensed by a Heritage Company or otherwise used or held for use by a Heritage Company in which a Heritage Company is the owner, applicant or assignee, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates, (E) and next action (if any) due in the next six months; and (ii) a brief, non-proprietary description of Trade Secrets used in the conduct of the business of the Heritage Companies and owned or purported to be owned by a Heritage Company (all of the foregoing, collectively, the “Company Owned IP”). Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Heritage Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due and owning from, but not yet paid by, a Heritage Company, if any. Except as set forth on Schedule 5.13(a), each Heritage Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Owned IP. No item of Company Owned IP that consists of a Patent or pending Patent application fails to identify all pertinent inventors. For each Patent and Patent application in the Company Registered IP, the Heritage Companies have obtained valid assignments of inventions from each known inventor. To the Knowledge of the Company, all Company Owned IP is valid, enforceable, in force, or, to the extent pending, seeks valid and enforceable rights, with all required fees, maintenance fees, renewal fees, and annuity fees having been paid timely. To the Knowledge of the Company, the Company or its representatives, for any Patent or Patent application in the Company Owned IP, have disclosed all material prior art to any applicable Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent applications. Except as set forth in Schedule 5.13(a)(iii), all Company Owned IP is owned exclusively by the applicable Heritage Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, and such Heritage Company has obtained and recorded all assignments of all Company Owned IP with any applicable Intellectual Property offices or Governmental Authorities.

(b) Each Heritage Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Heritage Company (“Company In-Licensed IP”). The Company In-Licensed IP includes all of the licenses, sublicenses and other agreements or permissions to Intellectual Property necessary to operate the Heritage Companies as presently conducted. Except as set forth on Schedule 5.13(a)(ii), each Heritage Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Heritage Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Heritage Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Heritage Company after the Closing Date and any required permissions have been obtained. Except as set forth on Schedule 5.13(b), all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Heritage Company are, and to the Knowledge of the Company all Company In-Licensed IP is, valid, enforceable, in force and effect with all required fees and maintenance fees, renewal fees, and annuity fees having been paid timely, and the Company’s licensors have recorded, or have all assignments of all Company In-Licensed Intellectual Property with any applicable Intellectual Property offices or Governmental Authorities. To the Knowledge of the Company, the Heritage Company’s licensors’ Representatives have disclosed all material prior art to any applicable Company In-Licensed IP to Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent application. Applications to register any Company In-Licensed Intellectual Property that are pending are in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications. To the Knowledge of the Company, each Heritage Company licensor that is the owner of any Company In-Licensed IP has, and such Heritage Company’s licensor’s Representatives have, disclosed all material prior art to any applicable Intellectual Property Governmental Authority offices in connection with the prosecution of such Patents or Patent application. Except as set forth on Schedule 5.13(b), no Heritage Company is party to any Contract that requires a Heritage Company to assign to any Person all of its rights in any Intellectual Property developed by a Heritage Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Heritage Company is the licensor, including intra-company or affiliated company licenses (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due and owing to, but not yet paid to, a Heritage Company, if any. Each Heritage Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Heritage Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) Except as set forth on Schedule 5.13(d), no Action is pending or, to the Company’s Knowledge, threatened against a Heritage Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company Owned IP or Company In-Licensed IP currently licensed pursuant to a Company IP License, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Except as set forth on Schedule 5.13(d), no Heritage Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Heritage Company, nor to the Knowledge of the Company is there a reasonable basis therefor. Except as set forth on Schedule 5.13(d), there are no Orders to which any Heritage Company is a party or its otherwise bound that (i) restrict the rights of a Heritage Company to use, transfer, license or enforce any Intellectual Property owned by a Heritage Company, (ii) restrict the conduct of the business of a Heritage Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Heritage Company. Except as set forth on Schedule 5.13(d), to the Knowledge of the Company, no Heritage Company is currently infringing or has been notified or alleged to have infringed, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the conduct of the businesses of the Heritage Companies. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company Owned IP or Company In-Licensed IP.

(e) Except as set forth on Schedule 5.13(e), all officers, directors, employees and independent contractors of a Heritage Company (and each of their respective Affiliates) have assigned to the Heritage Companies all Intellectual Property arising from the services performed for a Heritage Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded, or the Company has all necessary legal authority to record such assignments. No current or former officers, employees or independent contractors of a Heritage Company have claimed any ownership interest in any Intellectual Property owned by a Heritage Company. To the Knowledge of the Company, there has been no violation of a Heritage Company’s policies or practices related to protection of Company Owned IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Heritage Company. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Heritage Company. To the Company’s Knowledge, none of the employees of any Heritage Company is obligated under any Contract, or subject to any Order, that would interfere with the use of such employee’s best efforts to promote the interests of the Heritage Companies, or that would conflict with the business of any Heritage Company as presently conducted or contemplated to be conducted after the Closing Date. Each Heritage Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of Material Company Owned IP.

(f)  To the Knowledge of the Company, and except as set forth on Schedule 5.13(f), no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Heritage Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Heritage Company. Each Heritage Company has used commercially reasonable efforts, consistent with the practice of the industry in which the Heritage Companies operate, to comply in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, and except as set forth on Schedule 5.13(f), the operation of the business of the Heritage Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth on Schedule 5.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Heritage Company, or (ii) any Company IP License. Following the Closing, and except as set forth on Schedule 5.13(g), the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Heritage Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Heritage Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Heritage Companies would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns.

(a) Except as set forth on Schedule 5.14(a), each Heritage Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Heritage Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Heritage Company by a Governmental Authority in a jurisdiction where the Heritage Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Heritage Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Heritage Company in respect of any Tax, and no Heritage Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Heritage Company’s assets, other than Permitted Liens.

(e) Except as set forth on Schedule 5.14(e), each Heritage Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)  No Heritage Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Heritage Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Since the date of the Audited Company Financials, no Heritage Company has made any material change in accounting method (except as required by a change in Law or GAAP) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Heritage Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i)  No Heritage Company has any Liability or potential Liability for the Taxes of another Person (other than another Heritage Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Heritage Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Heritage Company with respect to any period following the Closing Date.

(j)  No Heritage Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Heritage Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)  No Heritage Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Heritage Company for the operation of the business of a Heritage Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, except as set forth on Schedule 5.15, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Heritage Company or any other party under any of the Company Real Property Leases, and no Heritage Company has received notice of any such condition. No Heritage Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Heritage Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth in Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Heritage Companies. The operation of each Heritage Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Heritage Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Heritage Company. The Company has provided to SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Heritage Company or any other party under any of the Company Personal Property Leases, and no Heritage Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Heritage Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth in Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Heritage Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Heritage Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Heritage Companies for use in the operation of the businesses of the Heritage Companies, and taken together, are in all material respects adequate and sufficient for the operation of the businesses of the Heritage Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) No Heritage Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Heritage Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances), if any, that are pending or, to the Knowledge of the Company, threatened between any Heritage Company and Persons employed by or providing services as independent contractors to a Heritage Company. No current officer of a Heritage Company has provided any Heritage Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Heritage Company. Except as set forth on Schedule 5.18, no material (i) employee layoff, (ii) facility closure or shutdown (whether voluntary or by Law or Order), (iii) reduction-in-force, (iv) furlough, temporary layoff, (v) reduction in hours, salary or wages, or (vi) other workforce changes affecting Heritage Company employees has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2020, no Heritage Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b) Each Heritage Company, to the Knowledge of the Company, (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Heritage Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Heritage Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Heritage Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Heritage Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2021 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2022. Except as set forth in Schedule 5.18(c), (A) no employee is either (1) a party to a written employment Contract with a Heritage Company or (2) employed other than “at will”, and (B) to the Knowledge of the Company, the Heritage Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Heritage Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement or any applicable Law or practice. Except as set forth in Schedule 5.18(c), each Heritage Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Heritage Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Heritage Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth in Schedule 5.18(d) all of such independent contractors are a party to a written Contract with a Heritage Company. Except as set forth in Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Heritage Company, a copy of which has been provided to SPAC by the Company. To the Knowledge of the Company, for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Heritage Company are bona fide independent contractors and not employees of a Heritage Company. Except as set forth in Schedule 5.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Heritage Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth in Schedule 5.19(a) is a true and complete list of each Benefit Plan of a Heritage Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Heritage Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Heritage Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Heritage Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Heritage Company, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as described in Section 413(c) of the Code) or (iv) otherwise subject to Title IV of ERISA or Section 412 of the Code. No Heritage Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Heritage Company immediately after the Closing Date. No Heritage Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)  There is no arrangement pursuant to which a Heritage Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Heritage Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Heritage Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(i)  Except as set forth on Schedule 5.19(i), except to the extent required by Section 4980B of the Code or similar state Law, no Heritage Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)  Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such in Schedule 5.19(j). Each Section 409A Plan has been administered in compliance, and is in documentary compliance, in each case, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Heritage Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Heritage Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Heritage Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Heritage Company has assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Heritage Company or any assets of a Heritage Company alleging either or both that a Heritage Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Heritage Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Heritage Company or any property currently or formerly owned, operated, or leased by any Heritage Company or any property to which a Heritage Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Heritage Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Heritage Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Heritage Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)  To the Knowledge of the Company, there is not located at any of the properties of a Heritage Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Heritage Company.

5.21 Transactions with Related Persons. Except as set forth in Schedule 5.21, no Heritage Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Heritage Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Heritage Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Heritage Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Heritage Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth in Schedule 5.21, no Heritage Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Heritage Company. The assets of the Heritage Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Heritage Companies do not include any payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Heritage Company relating to a Heritage Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Heritage Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Heritage Company has any self-insurance or co-insurance programs. In the past three (3) years, no Heritage Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $40,000 made by a Heritage Company in the past five (5) years. Each Heritage Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Heritage Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Heritage Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Product Warranty and Liability.

(a) Each product manufactured, sold or delivered by any Heritage Company in conducting its business has been in all material respects in conformity with all product specifications all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Heritage Company has any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Company Financials. No Heritage Company has sold any products or delivered any services that included a warranty for a period of longer than one year.

(b) To the Company’s Knowledge, no Heritage Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Heritage Company. No Heritage Company has committed any act or omission which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of a Heritage Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Heritage Company.

5.24 Books and Records. All of the financial books and records of the Heritage Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects.

5.25 Top Customers and Suppliers. Schedule 5.25 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Heritage Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Heritage Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Heritage Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Heritage Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Heritage Company or intends to stop, decrease or limit materially its products or services to any Heritage Company or its usage or purchase of the products or services of any Heritage Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Heritage Company or seek to exercise any remedy against any Heritage Company, (iv) no Heritage Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Heritage Company with any Top Supplier or Top Customer.

5.26 Certain Business Practices.

(a) No Heritage Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Heritage Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Heritage Company or assist any Heritage Company in connection with any actual or proposed transaction.

(b) The operations of each Heritage Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Heritage Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Heritage Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Heritage Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Heritage Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.27 Investment Company Act. No Heritage Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.28 Finders and Brokers. Except as set forth in Schedule 5.28, no Heritage Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither SPAC nor any of its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.30 Information Supplied. None of the information supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

5.31 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Heritage Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC Parties or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC Parties or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Heritage Companies.

Article VI
COVENANTS

6.1  Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Company shall give SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Heritage Companies, as SPAC or its Representatives may reasonably request regarding the Heritage Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Heritage Companies. Notwithstanding the foregoing, the Company shall not be required to provide to SPAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in a breach of any Contract between the Company and a third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any SPAC Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(b) During the Interim Period, subject to Section 6.14, SPAC shall give the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries. Notwithstanding the foregoing, SPAC shall not be required to provide to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which SPAC is subject, (B) result in a breach of any Contract between SPAC and a third party, (C) violate any legally-binding obligation of SPAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to SPAC under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), SPAC shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if SPAC, on the one hand, and any Heritage Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SPAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2  Conduct of Business of the Company.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Heritage Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2 and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.2, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that nothing in this Section 6.2(b)(ii) shall prevent the Company from issuing the Company Interim Notes;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate, provided that nothing in this Section 6.2(b)(iv) shall prevent the Company from issuing the Company Interim Notes;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi)  make or rescind any material election relating to Taxes, settle any Action, investigation, audit or controversy relating to a material amount of Taxes, file any amended income or other material Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Heritage Company customers or Tribal Beverage Network collaborators in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Heritage Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities (other than terminations of non-executive employees in the ordinary course of business, provided that the Company promptly notifies SPAC of any such terminations);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate), provided that the Company shall not be prohibited from (A) repairing existing fixed assets in the ordinary course of business consistent with past practice or (B) with advance notice to SPAC, making a capital expenditure in response to a requirement from a local, county or state Governmental Authority required to maintain or regain compliance with applicable Laws;

(xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than (A) pursuant to the terms of a Company Material Contract or Company Benefit Plan or (B) in connection with the purchase of raw goods in the ordinary course of business consistent with past practice; provided that nothing in this Section 6.2(b)(xviii) shall prevent the Company from issuing the Company Interim Notes;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights other than in the ordinary course of business consistent with past practice;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)  accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)  enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)  authorize or agree to do any of the foregoing actions.

6.3  Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.3, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with SPAC’s current Organizational Documents or by amendment of SPAC’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), as required by applicable Law (including COVID-19 Measures) or as set forth in Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries, including Pubco and the Merger Subs, to not:

(i)  amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii)  authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)  incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing), up to aggregate additional Indebtedness during the Interim Period of $500,000, and (B) costs and expenses in connection with the Proxy Statement and the SPAC Special Meeting and the solicitation of proxies in connection therewith, including, without limitation, costs of printing and mailing the Proxy Statement, and (C) the costs and expenses necessary for an Extension (including to fund payments by SPAC to the Trust Account for (x) an automatic extension right in accordance with SPAC’s current Organizational Documents or (y) to incentivize Public Stockholders not to redeem their SPAC Common Stock in an Extension Redemption connection with an amendment of SPAC’s Organizational Documents to extend its deadline to consummate a Business Combination) (such expenses, “Extension Expenses”)), in each case, which, by its terms, is required to be paid or repaid in full at or prior to the Closing (or as otherwise mutually agreed in writing by SPAC and the Company);

(v) make or rescind any material election relating to Taxes, settle any Action, investigation, audit or controversy relating to Taxes, file any amended income or other material Tax Return, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)  amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)  establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)  revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)  enter into any agreement, understanding or arrangement with respect to the voting of SPAC Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4  Financial Statements.

(a) As soon as practicable following the date of this Agreement, the Company shall deliver to SPAC (i) the consolidated financial statements of the Heritage Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Heritage Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited income statements, changes in stockholders’ equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financial Statements”), and (ii) the PCAOB auditor reviewed consolidated financial statements, consisting of the consolidated balance sheet of the Heritage Companies as of the Interim Balance Sheet Date and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six months then ended (the “Reviewed Interim Financial Statements”). The Company shall use its commercially reasonable efforts (x) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Heritage Companies, SPAC and Pubco in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by SPAC or Pubco with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(b) During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Heritage Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Heritage Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Heritage Companies that the Heritage Companies’ certified public accountants may issue.

6.5  SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the SPAC Units, the SPAC Common Stock and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock and the Pubco Public Warrants (and not the CVRs).

6.6  No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Heritage Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Heritage Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC. For the avoidance of doubt, the sale and issuance by the Company of Company Interim Notes shall not constitute an Alternative Transaction.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7  No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8  Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9  Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, Pubco and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and Pubco shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued to the holders of SPAC Securities and the Company Earnout Participants pursuant to the Mergers, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC stockholders for the matters to be acted upon at the SPAC Special Meeting and providing the Public Stockholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their shares of SPAC Common Stock redeemed (the “Closing Redemption”) in conjunction with the stockholder vote on the SPAC Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC stockholders to vote, at an extraordinary general meeting of SPAC stockholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers (and, to the extent required, the issuance of any shares in connection with any Transaction Financing), by the holders of SPAC Common Stock in accordance with SPAC’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Pubco Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco in form and substance to be mutually agreed by SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Closing Redemption), (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.16 hereof, and (v) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “SPAC Stockholder Approval Matters”), and (vii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of SPAC. If on the date for which the SPAC Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Stockholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting. In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and SPAC and Pubco shall consider in good faith any such comments. The Company shall promptly provide SPAC and Pubco with such information concerning the Heritage Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein to the extent based solely on information supplied by SPAC, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement or any SEC filings of SPAC or the Proxy Statement provided to SPAC’s stockholders.

(b) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Special Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC, Pubco and, after the Closing, the SPAC Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents; provided, however, that SPAC shall not amend or supplement the Registration Statement without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Each of Pubco and SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and SPAC shall consider in good faith any such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s stockholders and the Company Earnout Participants, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Closing Redemption.

(f)  SPAC shall use its commercially reasonable efforts to cause: (a) Pubco to satisfy all applicable listing requirements of Nasdaq and (b) the Pubco Common Stock issuable in accordance with this Agreement, including the Mergers, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

6.12 Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has become effective, the Company will either (i) call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, or (ii) use its reasonable best efforts to obtain a signed written consent in lieu of a meeting of its stockholders for the Required Company Stockholder Approval, and the Company shall take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

6.13 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of their respective Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall promptly notify the other Parties of such obligation and shall use its commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Holder Representative and SPAC Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14 Confidential Information.

(a) The Company and the Holder Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, the Holder Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.14(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Holder Representative shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Holder Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each SPAC Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that a SPAC Party or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each SPAC Party shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at such SPAC Party’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the SPAC Parties and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.15 Documents and Information. After the Closing Date, Pubco shall, and shall cause its Subsidiaries (including the Surviving Subsidiaries) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the SPAC Parties and the Heritage Companies in existence on the Closing Date and make the same available for inspection and copying by the SPAC Representative and the Holder Representative during normal business hours of Pubco and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Pubco or its Subsidiaries (including any Heritage Company) without first advising the SPAC Representative and the Holder Representative in writing and giving the SPAC Representative and the Holder Representative a reasonable opportunity to obtain possession thereof.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) Immediately after the Closing, the Parties shall take all necessary action (including causing the directors of Pubco to resign) to designate and appoint to Pubco’s board of directors (the “Post-Closing Pubco Board”) nine (9) individuals as follows: (i) one (1) individual designated by SPAC prior to the Closing (the “SPAC Director”), which SPAC Director shall qualify as an independent director under Nasdaq rules, (ii) four individuals that are designated by the Company prior to the Closing, which initially shall be Justin Stiefel, Jennifer Stiefel, and two individuals to be designated by the Company reasonably in advance of the effectiveness of the Registration Statement, and (iii) four (4) individuals that are mutually agreed upon by the Company and SPAC acting reasonably, all of whom shall be required to qualify as independent directors under Nasdaq rules. At or prior to the Closing, Pubco will provide each director serving on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing (or if later, such director’s appointment).

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of a SPAC Party or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of a SPAC Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and a SPAC Party or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, SPAC or the Company the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of each SPAC Party’s and the Company’s directors and officers, Pubco or SPAC shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, SPAC’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.18 Trust Account Proceeds. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by SPAC from any Transaction Financing shall first be used to pay (i) SPAC’s accrued Expenses, (ii) SPAC’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by SPAC to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC or Extension Expenses and (iv) any other Liabilities of SPAC that are due and payable as of the Closing (such payment amounts, collectively, the “Closing Payments”). Such Expenses and Liabilities, as well as any Expenses that are required to be paid by delivery of SPAC’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Pubco and the Surviving Subsidiaries.

6.19 Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, SPAC may, but shall not be required to, enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as SPAC and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by SPAC, the Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Such Financing Agreements may include non-redemption agreements from existing Public Stockholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise mutually agreed in writing by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or SPAC, during the Interim Period, SPAC shall not (i) reduce the committed investment amount to be received by SPAC under any Financing Agreement or reduce or impair the rights of SPAC under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.20 Employment Agreements. Prior to the effectiveness of the Registration Statement, the Company shall use its best efforts (a) to cause each of Justin Stiefel and Jennifer Stiefel to enter into employment agreements with Pubco (or a Heritage Company), which shall be upon terms consistent with those set forth on Schedule 6.20 and otherwise reasonably acceptable to SPAC, to be effective as of the Closing; and (b) to cause such other individuals as may be mutually agreed by the Company and SPAC to enter into employment agreements with Pubco (or a Heritage Company), with each such Employment Agreement to be effective as of the Closing and in form and substance mutually agreed by the Company and SPAC. All employment agreements entered into in accordance with this Section 6.20 are referred to herein as the “Employment Agreements”.

6.21 Written Consents of Pubco and the Merger Subs. Promptly (but in any event within two (2) Business Days) after the execution and delivery of this Agreement by the Parties, Pubco and each of the Merger Subs will obtain in accordance with the DGCL the written consent of its sole stockholder, approving its entry into this Agreement and the Ancillary Documents to which it is or is required to be a party, the consummation of the transactions contemplated hereby and thereby and the performance by it of its obligations hereunder and thereunder (collectively, the “Written Consents”), and deliver a copy of such Written Consents to the Company.

6.22 Restricted Stock Unit Awards. Following the date of this Agreement, the Company shall use its best efforts to amend the terms of the Restricted Stock Unit Awards to provide that (a) neither the Company’s entry into this Agreement nor the consummation of the transactions contemplated hereby, including the Mergers, will constitute an event that results in the settlement of the Restricted Stock Unit Awards pursuant to the documentation governing such Restricted Stock Unit Awards, (b) such Restricted Stock Unit Awards shall settle on the date on which Pubco issues the press release referenced in the last sentence of Section 2.3(a) of the CVR Agreement, (c) the aggregate number of RSU Shares underlying the Restricted Stock Unit Awards shall have a portion thereof equal to the number of RSU CVR Shares be subject to potential forfeiture based on the forfeiture required in connection with the CVRs by the CVR Agreement and this Agreement, (d) the Holder Representative shall represent such RSU Award Recipient from and after the Closing for purposes of this Agreement, including with respect to the provisions of Section 1.11 hereof, consistent with the provisions of Section 10.17 that apply to Company Stockholders, and (e) the number of RSU Shares underlying an RSU Award Recipient’s particular Restricted Stock Unit Award shall be calculated in accordance with such holder’s Company Stockholder/RSU Pro Rata Share, with such amendments to be made in form and substance reasonably acceptable to SPAC (the “RSU Award Amendments”).

6.23 Other Noteholder Lock-Up Agreements. Following the date of this Agreement, the Company shall use its commercially reasonable efforts to cause each holder of a Company Interim Note to enter into an Other Noteholder Lock-Up Agreement.

ARTICLE VII

CLOSING CONDITIONS

7.1  Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Stockholder Approval. The SPAC Stockholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of SPAC at the SPAC Special Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Stockholder Approval”).

(b) Required Company Stockholder Approval. Either (i) the Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, or (ii) the Company shall have obtained a signed written consent of its stockholders in lieu of a meeting, where in either case, the requisite vote, consent or approval of the Company Stockholders (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f)  No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Net Tangible Assets Test. SPAC shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption and any Transaction Financing) or upon the Closing after giving effect to the Transactions (including the Closing Redemption and any Transaction Financing).

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(i)  Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j)  Nasdaq Listing. The shares of Pubco Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(k) CVR Agreement. The Parties shall have received a copy of the CVR Agreement, duly executed by Pubco, the Holder Representative, the Sponsor and the CVR Rights Agent.

(l)  CVR Escrow Agreement. The Parties shall have received a copy of the CVR Escrow Agreement, duly executed by Pubco, the Holder Representative, the Sponsor and the CVR Escrow Agent.

7.2  Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the SPAC Parties set forth in this Agreement and in any certificate delivered by or on behalf of a SPAC Party pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. The SPAC Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No SPAC Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Pubco Organizational Document Amendment. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents in substantially the forms of the Amended Pubco Organizational Documents.

(e) Minimum Cash Condition. Upon the Closing, SPAC and Pubco shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption) and the proceeds of any Transaction Financing, following the payment or deduction of (i) SPAC’s and Pubco’s unpaid Expenses and Indebtedness and SPAC’s and Pubco’s other outstanding Liabilities due and payable at the Closing, including, without limitation, the Closing Payments, and (ii) the Heritage Companies’ Expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the Merger and any Transaction Financing, at least equal to Ten Million U.S. Dollars ($10,000,000).

(f)  Certain Ancillary Documents. Each of the Sponsor Earnout Letter and the CVR Funding and Waiver Letter shall be in full force and effect in accordance with the terms thereof as of the Closing.

(g) Closing Deliveries.

(i)  Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)  Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each SPAC Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the board of directors of each SPAC Party authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a SPAC Party is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Founder Registration Rights Amendment. The Company shall have received a copy of the Founder Registration Rights Amendment, duly executed by the parties thereto, and such Founder Registration Rights Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(v) Company Stockholder Registration Rights Agreement. The Company shall have received a copy of the Company Stockholder Registration Rights Amendment, duly executed by Pubco, and such Company Stockholder Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)  Stock Escrow Amendment. The Company shall have received a copy of the Stock Escrow Amendment, duly executed by Pubco, SPAC, the Sponsor and Continental Stock Transfer & Trust Company, and the Stock Escrow Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Nasdaq Listing. The shares of Pubco Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject only to official notice of issuance.

7.3  Conditions to Obligations of the SPAC Parties. In addition to the conditions specified in Section 7.1, the obligations of the SPAC Parties to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Heritage Companies, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Heritage Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The CVR Funding and Waiver Letter, the Lock-Up Agreements and the Non-Competition Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Restricted Stock Award Units. The Restricted Stock Unit Awards shall have been amended in accordance with Section 6.22.

(f)  Other Noteholder Lock-Up Agreements. The holders of Company Interim Notes that did not deliver Lock-Up Agreements at the time of the execution of this Agreement shall have executed and delivered to SPAC Other Noteholder Lock-Up Agreements.

(g) Closing Deliveries.

(i)  Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)  Secretary Certificate. The Company shall have delivered to SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Subsidiary Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Heritage Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Heritage Company’s jurisdiction of organization and from each other jurisdiction in which the Heritage Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)  Certified Charter. The Company shall have delivered to SPAC a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. SPAC shall have received the Employment Agreements, in each case effective as of the Closing, with each such Employment Agreement duly executed by the parties thereto.

(vi)  Founder Registration Rights Amendment. SPAC shall have received a copy of the Founder Registration Rights Agreement, duly executed by the IPO Underwriter, and such Founder Registration Rights Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii) Stock Escrow Amendment. SPAC shall have received a copy of the Stock Escrow Agreement, duly executed by Continental Stock Transfer & Trust Company, and such he Stock Escrow Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(viii) Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities (including, without limitation, Company Options) or commitments therefor, except for the Company Financing/Interim Warrants and the Company Interim Notes.

(ix)  Registered Agent Letter. SPAC shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from Pubco (or its nominees) from Closing.

(x) Termination or Amendment of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts involving the Heritage Companies and/or Company Security Holders or other Related Persons set forth in Schedule 7.3(g)(x) shall have been terminated with no further obligation or Liability of the Heritage Companies thereunder, or otherwise amended to the satisfaction of SPAC in its reasonable discretion.

7.4  Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Heritage Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1  Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows.

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by February 17, 2023 (the “Outside Date”) (provided, that (A) if SPAC seeks and obtains an Extension beyond SPAC’s current deadline to consummate a Business Combination of February 17, 2023, SPAC shall have the right by providing written notice thereof to the Company to extend the Outside Date for one or more an additional periods equal in the aggregate to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for SPAC to consummate its Business Combination pursuant to such Extension (after giving effect to any automatic extension rights that SPAC may obtain in such Extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents) and (iii) such period as determined by SPAC; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by a SPAC Party of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of a SPAC Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f)  by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC, Pubco and the Merger Subs taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Heritage Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(h) by written notice by either SPAC or the Company to the other, if the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s stockholders have duly voted, and the Required SPAC Stockholder Approval was not obtained; or

(i)  by written notice by either SPAC or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, the Company has complied with its obligations under Section 6.12 in all material respects, and the Required Company Stockholder Approval was not obtained.

8.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.13, 6.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3  Fees and Expenses. Subject to Sections 1.11, 6.18, 9.1, 10.16 and 10.17, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. With respect to the Company, Expenses shall include any payments relating to the Employment Agreements due at or prior to the Closing. Notwithstanding the foregoing, each of SPAC and the Company shall be responsible for fifty percent (50%) of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”), and fees and expenses relating to the filing of, or the registration of securities pursuant to, the Registration Statement and/or Proxy Statement.

Article IX
WAIVERS AND RELEASES

9.1  Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and the Holder Representative hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of SPAC Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO (or up to eighteen (18) months after the closing of the IPO if SPAC exercises its two automatic three-month extension rights as described in the IPO Prospectus), which has since been extended to February 17, 2023 by amendment to SPAC’s Organizational Documents, and is subject to further extension by additional amendments to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Holder Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Holder Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Holder Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and the Holder Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and the Holder Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Holder Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and the Holder Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Holder Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Holder Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the SPAC Parties or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby

10.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any SPAC Party at or prior to the Closing, to:		with a copy (which will not constitute notice) to:

Better World Acquisition Corp.		Ellenoff Grossman & Schole LLP
775 Park Avenue		1345 Avenue of the Americas, 11th Floor
New York, New York 10021		New York, New York 10105
Attn: Rosemary L. Ripley, Chief Executive Officer		Attn: Stuart Neuhauser, Esq.
Telephone: (212) 450-9700		Matthew A. Gray, Esq.
Email:	rosemary@betterworldspac.com	Telephone No.: (212) 370-1300
		Email:	sneuhauser@egsllp.com;
mgray@egsllp.com

If to the SPAC Representative, to:		with a copy (which will not constitute notice) to:

BWA Sponsor LLC		Ellenoff Grossman & Schole LLP
775 Park Avenue		1345 Avenue of the Americas, 11th Floor

New York, New York 10021		New York, New York 10105
Attn: Rosemary L. Ripley, Chief Executive Officer		Attn:	Stuart Neuhauser, Esq.
Telephone: (212) 450-9700			Matthew A. Gray, Esq.
Email:	rosemary@betterworldspac.com	Telephone No.: (212) 370-1300
		Email:	sneuhauser@egsllp.com;
mgray@egsllp.com

If to the Company, to:		with a copy (which will not constitute notice) to:

Heritage Distilling Holding Company, Inc.		Pryor Cashman, LLP
9668 Bujacich Road		7 Times Square
Gig Harbor, WA 98332		New York, New York 10036
Attn: Justin Stiefel		Attn:	M. Ali Panjwani, Esq.; Eric M. Hellige, Esq.
Telephone No.: (253) 509-0008		Telephone No.: 212-421-4100
Email:	justin@heritagedistilling.com	Email: ali.panjwani@pryorcashman.com;
ehellige@pryorcashman.com

If to the Holder Representative to:		with a copy (which will not constitute notice) to:

Heritage Distilling Holding Company, Inc.		Pryor Cashman, LLP
9668 Bujacich Road		7 Times Square
Gig Harbor, WA 98332		New York, New York 10036
Attn:	Justin Stiefel	Attn:	M. Ali Panjwani, Esq.; Eric M. Hellige, Esq.
Telephone No.: (253) 509-0008		Telephone No.: 212-421-4100
Email:	justin@heritagedistilling.com	Email:	ali.panjwani@pryorcashman.com;
ehellige@pryorcashman.com

If to Pubco or any Surviving Subsidiary after the Closing, to:		with a copy (which will not constitute notice) to:

Heritage Distilling Group, Inc.		Pryor Cashman, LLP
9668 Bujacich Road		7 Times Square
Gig Harbor, WA 98332		New York, New York 10036
Attn:	Justin Stiefel	Attn:	M. Ali Panjwani, Esq.; Eric M. Hellige, Esq.
Telephone No.: 253-509-0008		Telephone No.: 212-421-4100
Email:	justin@heritagedistilling.com	Email:	ali.panjwani@pryorcashman.com;
ehellige@pryorcashman.com

and		and

the SPAC Representative		Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
		Attn:	Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889
		Email:	sneuhauser@egsllp.com;
mgray@egsllp.com

10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC and the Company (and after the Closing, the SPAC Representative and the Holder Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, and of each of the Sponsor, EGS and PC in Section 10.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6 and any dispute to be determined by the Independent Expert in accordance with Section 1.11) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Sections 1.11 and 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware) (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.11 and 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11  Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company, the SPAC Representative and the Holder Representative.

10.12  Waiver. SPAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Holder Representative on behalf of itself and the Company Earnout Participants, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Holder Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or SPAC after the Closing shall also require the prior written consent of the SPAC Representative.

10.13  Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14  Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to SPAC, its stockholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.15  Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16  SPAC Representative.

(a) Each of SPAC and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints BWA Holdings LLC, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.11; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Holder Representative, shall be binding upon SPAC, Pubco, and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and SPAC shall jointly and severally indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Pubco and SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(c) The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco, SPAC and the Holder Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

10.17  Holder Representative.

(a) Each Company Earnout Participant, by delivery of a Letter of Transmittal or other documentation reasonably acceptable to SPAC and the Company, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Justin Stiefel, in the capacity as the Holder Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Holder Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Holder Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Holder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under the Holder Representative Documents, including: (i) controlling and making any determinations with respect to whether the Earnout Milestones have been achieved and Earnout Shares are to be issued under Section 1.11; (ii) terminating, amending or waiving on behalf of such Person any provision of any Holder Representative Document (provided, that any such action, if material to the rights and obligations of the Company Earnout Participants in the reasonable judgment of the Holder Representative, will be taken in the same manner with respect to all Company Earnout Participants unless otherwise agreed by each Company Earnout Participant who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Holder Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Holder Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Holder Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Earnout Participant under this Agreement and to distribute the same to the Company Earnout Participants in accordance with their Earnout Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Holder Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Holder Representative, including any agreement between the Holder Representative and the SPAC Representative, Pubco and/or SPAC, shall be binding upon each Company Earnout Participant and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Holder Representative hereby accepts its appointment and authorization as the Holder Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, Pubco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Holder Representative as the acts of the Company Earnout Participants under any Holder Representative Documents. The SPAC Representative, Pubco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Holder Representative as to (i) the settlement of any disputes with respect to the Earnout Milestones pursuant to Section 1.11, (ii) any payment instructions provided by the Holder Representative or (iii) any other actions required or permitted to be taken by the Holder Representative hereunder, and no Company Earnout Participant shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Holder Representative. The SPAC Representative, Pubco, SPAC, the Company shall not have any Liability to any Company Earnout Participant for any allocation or distribution among the Company Earnout Participants by the Holder Representative of payments made to or at the direction of the Holder Representative. All notices or other communications required to be made or delivered to a Company Earnout Participant under any Holder Representative Document shall be made to the Holder Representative for the benefit of such Company Earnout Participant, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Earnout Participant with respect thereto. All notices or other communications required to be made or delivered by a Company Earnout Participant shall be made by the Holder Representative (except for a notice under Section 10.17(d) of the replacement of the Holder Representative).

(c) The Holder Representative will act for the Company Earnout Participants on all of the matters set forth in this Agreement in the manner the Holder Representative believes to be in the best interest of the Company Earnout Participants, but the Holder Representative will not be responsible to the Company Earnout Participants for any Losses that any Company Earnout Participant may suffer by reason of the performance by the Holder Representative of the Holder Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Holder Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Earnout Participants shall jointly and severally indemnify, defend and hold the Holder Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties under any Holder Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Holder Representative. In no event shall the Holder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Holder Representative shall not be liable for any act done or omitted under any Holder Representative Document as the Holder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Holder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Holder Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Holder Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Earnout Participants, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Holder Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Holder Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(d) If the Holder Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Earnout Participants shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Holder Representative (by vote or written consent of the Company Stockholders holding in the aggregate an Earnout Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, Pubco and SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Holder Representative” for purposes of this Agreement.

10.18  Legal Representation.

(a) The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the SPAC Parties, the SPAC Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the SPAC Representative or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Holder Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the SPAC Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC, the Company and/or the Holder Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of any SPAC Party, the Sponsor, the SPAC Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the SPAC Representative, shall be controlled by the Sponsor and the SPAC Representative and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Pryor Cashman LLP (“PC”) may have, prior to the Closing, jointly represented the Company, the Holder Representative and the Company Stockholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, PC will be permitted in the future, after the Closing, to represent the Holder Representative, the Company Stockholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the SPAC Parties and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with PC’s future representation of one or more of the Holder Representative, the Company Stockholders or their respective Affiliates in which the interests of such Person are adverse to the interests of a SPAC Party, the SPAC Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by PC of the Company, the Holder Representative, the Company Stockholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Holder Representative and the Company Stockholders shall be deemed the clients of PC with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Holder Representative and the Company Stockholders, shall be controlled by the Holder Representative and the Company Stockholders and shall not pass to or be claimed by Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Effective Time, Pubco and he Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Heritage Companies in the preparation of the Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or SPAC prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person/Group (that is not an Affiliate of Pubco or any Surviving Subsidiary) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of Pubco that, with the Pubco capital stock already held by such Person/Group, constitutes more than 50% of the total voting power of the Pubco capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional Pubco capital stock (other than with respect to an acquisition that results in a Person/Group (that is not an Affiliate of Pubco or any Surviving Subsidiary) owning 100% of the outstanding Pubco capital stock) (i) by any Person/Group who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Pubco capital stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Pubco capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Heritage Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Heritage Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of (A) all Indebtedness of the Heritage Companies (excluding the Indebtedness specified on Schedule 11(a)-1), plus (B) the Liabilities of the Heritage Companies specified on Schedule 11(a)-2, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles. For the avoidance of doubt, the principal amount of, and accrued and unpaid interest on, the Company Interim Notes shall not constitute Closing Net Debt.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Heritage Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options, Company Financing/Interim Warrants, Contributed Warrants, Company Interim Notes, Restricted Stock Unit Awards and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Earnout Participants” means, collectively, Company Stockholders, holders of Company Interim Notes, holders of Contributed Warrants and RSU Award Recipients.

“Company Equity Plan” means, collectively, the Heritage Distilling Company, Inc. 2018 Stock Incentive Plan and the Heritage Distilling Holding Company, Inc. 2019 Stock Incentive Plan.

“Company Financing Warrant” means, the Warrants issued by the Company on March 18, 2022.

“Company Financing/Interim Warrants” means, collectively, the Company Financing Warrants and the Company Interim Warrants.

“Company Founder Common Stock” means the shares of Founders Common Stock (as defined in the Company Charter) issued to Justin Stiefel and Jennifer Stiefel.

“Company Interim Notes” means the Unsecured Convertible Promissory Notes issued by the Company between April 19, 2022 and November 8, 2022 in an aggregate invested amount equal to $10,075,000 (not including original issue discount and other fees included in the principal amount thereof), including any similar Unsecured Convertible Promissory Notes issued by the Company after the date hereof, up to an aggregate invested amount of $11,000,000.

“Company Interim Warrants” means the Common Stock Purchase Warrants issued by the Company to the holders of Company Interim Notes.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Interim Notes, the Restricted Stock Unit Awards and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stock” means any shares of the Company Common Stock (including, for the avoidance of doubt, shares of Company Founder Common Stock).

“Company Stockholder Pro Rata Share” means, with respect to each Company Stockholder and holder of Contributed Warrants, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by Pubco to such Company Stockholder or holder of Contributed Warrants in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by Pubco to all Company Stockholders and holders of Contributed Warrants in accordance with the terms of this agreement (in each case of clauses (i) and (ii), excluding Dissenting Shares of Dissenting Stockholders).

“Company Stockholder/RSU Pro Rata Share” means, with respect to each Company Stockholder, holder of Contributed Warrants and RSU Award Recipient, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by Pubco to such Company Stockholder or holder of Contributed Warrants, or the RSU Shares issuable to such RSU Award Recipient upon settlement of such RSU Recipient’s Restricted Stock Unit Award (after giving effect to the RSU Award Amendments), in each case, as of the Closing in accordance with the terms of this Agreement, divided by (ii) the aggregate of the total Stockholder Merger Consideration payable by Pubco to all Company Stockholders and holders of Contributed Warrants, plus the total RSU Shares issuable to RSU Award Recipients upon settlement of the Restricted Stock Unit Awards, in each case, as of the Closing in accordance with the terms of this agreement.

“Company Stockholders” means, collectively, the holders of Company Stock.

“Company Transaction Bonuses” means transaction bonuses, if any, to be paid to Company employees, as may be reasonably agreed by SPAC and the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Contributed Warrants” means those Warrants issued by the Company to the individuals party to the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement, dated on or around the date hereof, by and among the Company and the warrant holders party thereto, substantially in the form attached hereto as Exhibit I, pursuant to which such warrant holders agree to contribute the Contributed Warrants to Pubco in exchange for the Stockholder Merger Consideration that such warrant holder would have received had such Contributed Warrants been exercised immediately prior to the Effective Time for such number of shares of Company Common Stock set forth in the Contribution Agreement.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” means (a)(i) the Net Amount divided by (ii) the Fully-Diluted Company Shares divided by (b) Ten U.S. Dollars ($10.00).

“Copyrights” means any original works of authorship, including mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“CVR” means a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of a holder of a CVR to receive, in certain circumstances, a contingent payment in the form of Pubco Common Stock (or such other form as provided for therein), up to a maximum among for all holders of CVRs equal to the aggregate value of the sum of (i) the total number of CVR Escrow Shares and CVR Escrow Earnings held in the CVR Escrow Account and (ii) the RSU CVR Shares, pursuant to the terms and conditions of the CVR Agreement.

“CVR Agreement” means that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Holder Representative (on behalf of the Company Stockholders), Pubco, the Sponsor and Continental Stock Transfer & Trust Company, substantially in the form attached hereto as Exhibit J.

“CVR Escrow Earnings” means any special or other extraordinary dividends or distributions or other income paid or otherwise accruing to the CVR Escrow Shares during the time such CVR Escrow Shares are held in the CVR Escrow Account, as of the relevant date (but, for the avoidance of doubt, excluding ordinary cash dividends and distributions).

“CVR Rights Agent” means Continental Stock Transfer & Trust Company, in its capacity as the rights agent under the CVR Agreement, or such other rights agent appointed prior to the Closing by SPAC, the Sponsor and the Holder Representative, or any successor or replacement rights agent under the CVR Agreement in accordance with the terms thereof.

“DGCL” means the Delaware General Corporation Law, as amended on or prior to the date hereof.

“Earnout Coverage Percentage” means the applicable percentage for each Price Earnout Milestone and Net Revenue Earnout Milestone set forth in the following table:

2023	2024	2025
Earnout Coverage Percentage for 2023 Net Revenue Earnout Milestone = 10%	Earnout Coverage Percentage for 2024 Net Revenue Earnout Milestone = 10%	Earnout Coverage Percentage for 2025 Net Revenue Earnout Milestone = 20%
Earnout Coverage Percentage for First Price Earnout Milestone = 10%	Earnout Coverage Percentage for Second Price Earnout Milestone = 10%	N/A

“Earnout Pro Rata Share” means, with respect to each (i) holder of Company Interim Notes, a number of Earnout Shares equal to the quotient of (A) the product of (1) such holder’s Subscription Amount (as defined in the Company Interim Note) multiplied by (2) the applicable Earnout Coverage Percentage divided by (B) the applicable Pubco Share Price, and (ii) Company Stockholder, holder of Contributed Warrants and RSU Award Recipient, a number of Earnout Shares equal to (A)(1) the number of Earnout Shares due on any Earnout Payment Date less (2) the number of Earnout Shares payable on any Earnout Payment Date to holders of Company Interim Notes in accordance with the terms of this Agreement multiplied by (B) such Company Stockholder’s, holder of Contributed Warrants’ or RSU Award Recipient’s Company Stockholder/RSU Pro Rata Share.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Heritage Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means those certain shares of SPAC Common Stock held by the Sponsor that were initially purchased by the Sponsor as founder shares (as such term is used in the IPO Prospectus) in a private placement prior to the closing of the IPO.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock, treating all outstanding in-the-money Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised, exchanged or converted as of the Effective Time, but excluding any Company Securities described in Section 1.14(b) and securities issuable upon, or subject to, the settlement or exercise of the Company Financing/Interim Warrants and Company Interim Notes.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation; provided, that the term “Hazardous Material” shall not include any high proof alcohol beverage products made, processed, stored, blended, packaged or sold by the Company irrespective of whether such products may be treated as hazardous materials pursuant to applicable Law.

“Heritage Company” and “Heritage Companies” means, individually and collectively, respectively, each of the Company and its direct and indirect Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.11(b) or 1.11(c) from the other Representative Party referring such dispute to the Independent Expert.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Holder Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the regional office of the AAA covering the State of Delaware in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.11(d).

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of November 12, 2020, and filed with the SEC on November 17, 2020 (File Nos. 333-249374 and 333-250051).

“IPO Underwriter” means EarlyBirdCapital, Inc., as the representative of the underwriters in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Heritage Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, customer relationships, operations, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to SPAC, the consummation and effects of any Redemption; and (vii) any action taken by the Company at the written request or direction of SPAC, Pubco or a Merger Sub provided that any such action is taken by the Company in accordance with the express terms of such request or direction; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Nasdaq” means the Nasdaq Capital Market.

“Net Revenue” means consolidated revenue (net of returns and allowance for doubtful accounts) of Pubco and its Subsidiaries, including the Heritage Companies, as determined in accordance with GAAP, consistently applied (for the avoidance of doubt, including periods prior to the Closing, but excluding the revenues of SPAC, if any, for periods prior to the Closing). Net Revenue will exclude (x) any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income and (y) any revenues that are non-recurring and earned outside of the ordinary course of business.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) mechanic’s, materialmen’s, carriers’, repairers’, workers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP), (g) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (i) Liens securing payment, or any other obligations, of the applicable Person (including with respect to Indebtedness of such Person existing as of the date of this Agreement or entered into after the date of this agreement in accordance with the terms of this Agreement), that shall be extinguished at or prior to the Closing and (j) Liens arising out of, under, or in connection with (i) the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (and other applicable foreign and domestic securities or similar Laws) and (ii) restrictions on transfer, hypothecation or similar actions contained in a Person’s governing documents (including the Company’s stockholders agreement).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means one whole non-redeemable warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Private Warrants.

“Pubco Public Warrants” means one whole redeemable warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the SPAC Merger in exchange for the SPAC Public Warrants.

“Pubco Securities” means the Pubco Common Stock, the Pubco Warrants and the CVRs, collectively.

“Pubco Share Price” means, for any Price Earnout Milestone or Net Revenue Earnout Milestone achieved in (i) 2023, $12.50 per share, (ii) 2024, $15.00 per share and (iii) 2025, $17.50 per share.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each share of SPAC Common Stock is redeemed or converted pursuant to the Closing Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing.

“Reference Time” means the close of business of the Company on the Business Day immediately prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by SPAC and Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative Shares” means the 332,420 shares of SPAC Common Stock that were issued to the IPO Underwriter and its designees prior to the consummation of the IPO.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Stock Awards” means an award of restricted stock granted under the Company Equity Plan.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock granted under the Company Equity Plan.

“RSU Award Recipient” means any recipient of a Restricted Stock Unit Award.

“RSU CVR Shares” means the RSU Shares that shall be reserved and subject to forfeiture for purposes of settlement of the CVR in accordance with the terms of the RSU Award Amendments and the CVR Agreement. The total number of RSU CVR Shares as of the Closing shall be a number equal to the product of (a) the aggregate Company Stockholder/RSU Pro Rata Shares of all RSU Award Recipients, multiplied by (b) 3,000,000 shares.

“RSU Shares” means the shares of Company Common Stock or, following the Closing, the shares of Pubco Common Stock, issuable upon settlement of the Restricted Stock Unit Awards.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder or holder of Company Interim Notes who (i) is an executive officer or director of the Company or (ii) owns more than ten percent (10%) of the issued and outstanding shares of the Company (treating any Company Convertible Securities on an as-converted to Company Common Stock basis).

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Common Stock” means the shares of common stock, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Holder Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to the Company, the Holder Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Heritage Companies.

“SPAC Preferred Stock” means the preferred stock, par value $0.0001 per share, of SPAC.

“SPAC Private Warrants” means one whole non-redeemable warrant that were issued by SPAC in a private placement to the Sponsor and EarlyBirdCapital Inc. at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of SPAC Common Stock at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant that was included in as part of each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Common Stock at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Common Stock, the SPAC Preferred Stock and the SPAC Warrants, collectively.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriters) consisting of one (1) share of SPAC Common Stock and one (1) SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means BWA Holdings LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection) that are the subject of commercially reasonable ongoing efforts of the Person that owns or otherwise controls such information to maintain such information in confidence, which provides a competitive advantage to the Heritage Companies.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which the Pubco Common Stock are then traded.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 12, 2020, as it may be amended, by and between SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2023 Net Revenue Earnout Milestone	1.11(a)(i)
2024 Net Revenue Earnout Milestone	1.11(a)(iii)
2025 Net Revenue Earnout Milestone	1.11(a)(v)
Accounts Receivable	5.7(f)
Acquisition Proposal	6.6(a)
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Organizational Documents	1.7
Antitrust Laws	6.9(b)
Assumed Warrant Agreement	1.16(h)

Term	Section
Assumed Warrant(s)	1.14(f)
Audited Financial Statements	6.4(a)
Business Combination	9.1
CFO	1.11(b)
Closing	2.1
Closing Date	2.1
Closing Filing	6.13(b)
Closing Payments	6.18
Closing Press Release	6.13(b)
Closing Redemption	6.11(a)
Closing Statement	1.10
Company	Preamble
Company Benefit Plan	5.19(a)
Company Certificate of Merger	1.3
Company Certificates	1.16(a)
Company CVR Escrow Shares	1.12(a)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company In-Licensed IP	5.13(b)
Company Interim Note Conversion Shares	1.14(e)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Owned IP	5.13(a)
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Special Meeting	6.12
Company Stockholder CVR Escrow Shares	1.12(a)
Company Stockholder Registration Rights Agreement	Recitals
Company Surviving Subsidiary	1.2
CVR Escrow Account	1.12(b)
CVR Escrow Agent	1.12(b)
CVR Escrow Agreement	1.12(b)
CVR Escrow Property	1.12(b)
CVR Escrow Share Allocation	1.12(b)
CVR Escrow Shares	1.12(a)
CVR Funding and Waiver Letter	Recitals
CVR Property	1.12(c)
D&O Indemnified Persons	6.17(a)
D&O Tail Insurance	6.17(b)
Deducted Earnout Shares	1.11(h)

Term	Section
Dispute	10.6
Dissenting Shares	1.19
Dissenting Stockholder	1.19
Earnout Payment Date	1.11(e)
Earnout Period	1.11(a)
Earnout Record Date	1.11(e)
Earnout Shares	1.11(a)
Earnout Statement	1.11(c)
Earnout Year	1.11(a)
Effective Time	1.3
EGS	2.1
Employment Agreements	6.20
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Exchange Agent	1.16(a)
Expenses	8.3
Extension	6.3(a)
Extension Expenses	6.3(b)(iv)
Extension Redemption	3.5(b)
Federal Securities Laws	6.7
Financing Agreements	6.19
First Net Revenue Tranche	1.11(a)(i)
First Price Earnout Milestone	1.11(a)(ii)
First VWAP Tranche	1.11(a)(ii)
Founder CVR Escrow Shares	Recitals
Founder Registration Rights Agreement	Recitals
Founder Registration Rights Amendment	Recitals
Holder Representative	Preamble
Holder Representative Documents	10.17(a)
Incentive Plan	6.11(a)
Interim Balance Sheet Date	5.7(a)
Interim Period	6.1(a)
Investment Company Act	3.15
Letter of Transmittal	1.16(c)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	1.16(f)
Merger Subs	Preamble
Mergers	Recitals
Net Amount	1.8
Net Revenue Earnout Milestone	1.11(a)(v)

Term	Section
Net Revenue Earnout Statement	1.11(c)
Non-Competition Agreement	Recitals
OFAC	3.17(c)
Off-the-Shelf Software	5.13(a)
Other Noteholder Lock-Up Agreement	Recitals
Outbound IP License	5.13(c)
Outside Date	8.1(b)
Participant Consideration	1.8
Party(ies)	Preamble
PC	10.18(b)
Post-Closing Pubco Board	6.16(a)
Price Earnout Milestones	1.11(a)(iv)
Price Earnout Statement	1.11(b)
Proxy Statement	6.11(a)
Pubco	Preamble
Public Certifications	3.6(a)
Public Stockholders	9.1
Redemption	3.5(b)
Registration Statement	6.11(a)
Related Person	5.21
Released Claims	9.1
Representative Party	1.11(b)
Required Company Stockholder Approval	7.1(b)
Required SPAC Stockholder Approval	7.1(a)
Reviewed Interim Financial Statements	6.4(a)
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Second Price Earnout Milestone	1.11(a)(iv)
Section 409A Plan	5.19(j)
Significant Holder Lock-Up Agreement	Recitals
Signing Filing	6.13(b)
Signing Press Release	6.13(b)
SPAC	Preamble
SPAC Certificate of Merger	1.3
SPAC Certificates	1.16(e)
SPAC Director	6.16(a)
SPAC Disclosure Schedules	Article III
SPAC Financials	3.6(c)
SPAC Material Contract	3.13(a)
SPAC Merger	Recitals
SPAC Merger Sub	Preamble
SPAC Merger Sub	Preamble
SPAC Parties	Preamble
SPAC Representative	Preamble

Term	Section
SPAC Representative Documents	10.16(a)
SPAC Special Meeting	6.11(a)
SPAC Stockholder Approval Matters	6.11(a)
SPAC Surviving Subsidiary	1.1
Sponsor Earnout Letter	Recitals
Stock Escrow Agreement	Recitals
Stock Escrow Amendment	Recitals
Stockholder Merger Consideration	1.9
Surviving Subsidiaries	1.2
Top Customers	5.25
Top Suppliers	5.25
Transaction Financing	6.19
Transferred Pubco Stock	1.11(h)
Transferring Stockholder	1.11(h)
Transmittal Documents	1.16(c)
Voting Agreements	Recitals
Written Consents	6.21

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

SPAC:

Better World Acquisition Corp.

By:	/s/ Rosemary Ripley
	Name:	Rosemary Ripley
	Title:	Chief Executive Officer

Pubco:

HDH NEWCO, INC.

By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Secretary and Treasurer

SPAC Merger Sub:

BWA MERGER SUB, INC.

By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Secretary and Treasurer

Company Merger Sub:

HD MERGER SUB, INC.

By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Secretary and Treasurer

The SPAC Representative:

BWA Sponsor LLC, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Rosemary Ripley
	Name:	Rosemary Ripley
	Title:	Managing Member

By:	/s/ Peter S.H. Grubstein
	Name:	Peter S.H. Grubstein
	Title:	Managing Member

The Company:

Heritage Distilling Holding Company, Inc.

By:	/s/ Justin Stiefel
	Name:	Justin Stiefel
	Title:	Chief Executive Officer

The Holder Representative:

Justin Stiefel, solely in the capacity as the Holder Representative hereunder

By:	/s/ Justin Stiefel